UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
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AutoNation, Inc.
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AUTONATION, INC. AutoNation Tower 110 S.E. 6th Street Fort Lauderdale, FL 33301

March 23, 2009

Dear Fellow AutoNation Stockholder:

We are pleased to invite you to attend the 2009 Annual Meeting of Stockholders of AutoNation, Inc. to be held at 9:00 a.m. Eastern Time on Wednesday, May 6, 2009, at the AutoNation Tower, located at 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

At this year’s Annual Meeting, the agenda includes the annual election of directors; ratification of the selection of our independent registered public accounting firm; and consideration of two stockholder proposals, if properly presented at the annual meeting. We will also report on our progress and provide an opportunity for you to ask questions of general interest.

The Board of Directors recommends that you vote FOR the election of the director nominees, FOR ratification of the selection of our independent registered public accounting firm, and AGAINST the two stockholder proposals. Please refer to the proxy statement for detailed information on each of the proposals and the annual meeting. Your AutoNation stockholder vote is important, and we ask that you please cast your vote as soon as possible.

We look forward to seeing you on May 6, 2009 in Fort Lauderdale. Thank you.

Sincerely,

Mike Jackson
Chairman of the Board and
Chief Executive Officer

AUTONATION, INC. AutoNation Tower 110 S.E. 6th Street Fort Lauderdale, FL 33301

NOTICE OF THE 2009 ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of AutoNation, Inc.:

The 2009 Annual Meeting of Stockholders of AutoNation, Inc. will be held at the AutoNation Tower, located at 110 S.E. 6th Street, Fort Lauderdale, Florida 33301 on Wednesday, May 6, 2009 at 9:00 a.m. Eastern Time for the following purposes, as more fully described in the proxy statement:

(1)	To elect eight directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

(2)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2009;

(3)	To consider two stockholder proposals, if properly presented at the Annual Meeting; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only stockholders of record as of 5:00 p.m. Eastern Time on March 11, 2009, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting.

We cordially invite you to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting, we ask that you please cast your vote as soon as possible. You may revoke your proxy and reclaim your right to vote at any time prior to its use. The proxy statement includes information on what you will need to attend the Annual Meeting.

By Order of the Board of Directors,

Jonathan P. Ferrando
Executive Vice President,
General Counsel and Secretary

March 23, 2009

AUTONATION, INC.

PROXY STATEMENT

AUTONATION, INC. AutoNation Tower 110 S.E. 6th Street Fort Lauderdale, FL 33301

PROXY STATEMENT

This Proxy Statement contains information relating to the solicitation of proxies by the Board of Directors of AutoNation, Inc. (“AutoNation” or the “Company”) for use at our 2009 Annual Meeting of Stockholders. Our Annual Meeting will be held at the AutoNation Tower, located at 110 S.E. 6th Street, Fort Lauderdale, Florida 33301 on Wednesday, May 6, 2009 at 9:00 a.m. Eastern Time.

Only stockholders of record as of 5:00 p.m. Eastern Time on March 11, 2009 (the “Record Date”) are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the Record Date, there were 177,059,720 shares of AutoNation common stock issued and outstanding and entitled to vote at the Annual Meeting. We made copies of this proxy statement available to our stockholders beginning on March 23, 2009.

Questions and Answers About Our Annual Meeting

What is the purpose of our 2009 Annual Meeting?

Our 2009 Annual Meeting will be held for the following purposes:

•	To elect eight directors, each for a term expiring at the next Annual Meeting or until their successors are duly elected and qualified;

•	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2009;

•	To consider two stockholder proposals, if properly presented at the Annual Meeting; and

•	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

In addition, senior management will report on our business and respond to your questions.

Why did I receive a notice regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials via the Internet. A Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to most of our registered stockholders and beneficial owners. The Notice contains instructions on how to access the proxy materials on the Internet, how to vote, and how to request printed copies. In addition, stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice.

How can I attend the Annual Meeting?

You are entitled to attend the annual meeting only if you were an AutoNation stockholder as of the Record Date or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If your shares are held by a brokerage firm, bank, or a trustee, you should provide proof of beneficial ownership as of the Record Date, such as a bank or brokerage account statement or other similar evidence of ownership. Even if you plan to attend the Annual Meeting, please cast your vote as soon as possible.

What are the voting rights of AutoNation stockholders?

Each stockholder is entitled to one vote on each of the eight director nominees and one vote on each other matter properly presented at the Annual Meeting for each share of common stock owned by that stockholder on the Record Date.

What constitutes a quorum?

In order for us to conduct business at our Annual Meeting, we must have a quorum of at least 88,529,861 shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote. If you submit a properly executed proxy or vote instruction card or properly cast your vote by telephone or via the Internet, your shares will be considered part of the quorum, even if you abstain from voting or withhold authority to vote as to a particular proposal. We also will consider as present for purposes of determining whether a quorum exists any shares represented by “broker non-votes” as to a particular proposal.

What are “broker non-votes”?

“Broker non-votes” occur when shares held by a brokerage firm are not voted with respect to a proposal because the firm has not received voting instructions from the stockholder and the firm does not have the authority to vote the shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, such as the election of our Board’s nominees for director and the ratification of the selection of our independent registered public accounting firm. However, if other matters are properly brought before the Annual Meeting and they are not considered routine under the applicable NYSE rules, such as the two stockholder proposals, shares held by brokerage firms will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes” and will not be counted with respect to such matters.

Will my shares be voted if I do not provide my proxy?

If your shares are held by a brokerage firm, they may be voted by the brokerage firm in certain circumstances (as described above), even if you do not give the brokerage firm specific voting instructions. If you hold your shares directly in your own name, your shares will not be voted unless you provide a proxy or fill out a written ballot in person at the Annual Meeting. If you hold shares through the AutoNation 401(k) Plan, your shares will be voted as described below even if you do not provide voting instructions.

How do I vote my 401(k) shares?

If you participate in the AutoNation 401(k) Plan, you may vote the number of shares credited to your account as of 5:00 p.m. Eastern Time on March 11, 2009, by following the instructions provided by the Plan’s trustee, Merrill Lynch & Co. (“Merrill Lynch”). If you do not provide clear voting instructions, Merrill Lynch will vote the shares in your account in the same proportion that it votes shares for which it received valid and timely instructions.

How do I vote?

Registered Stockholders

If you are a registered stockholder (you hold your shares in your own name through our transfer agent), you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed copies of the proxy materials by mail, you can also vote by mail or telephone by following the instructions provided on the proxy card.

Beneficial Owners

If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or a trustee) and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet by following the instructions provided in the Notice, or, if you receive printed copies of the proxy materials by mail, you can also vote by mail or telephone by following the instructions provided on the proxy card. Please also refer to the instructions you receive from your brokerage firm, bank, or trustee on how to vote your shares.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

What vote is required to elect directors or take other action at the Annual Meeting?

In order to be approved, any proposal that comes before the Annual Meeting, including the proposal to elect directors, the proposal to ratify the selection of our independent registered public accounting firm, and each of the stockholder proposals, must receive the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the

Annual Meeting with respect to such proposal. If you mark your proxy or vote instruction card “withhold” with respect to any director or “abstain” with respect to any other proposal, you will effectively be voting against the election of such director or against the approval of such proposal. If your shares are not voted by your brokerage firm or nominee with respect to a particular proposal, or if you direct your proxy holder not to vote all or a portion of your shares with respect to a particular proposal, such shares will not be considered to be present at the Annual Meeting for purposes of considering such proposal and will not be counted.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote FOR the election of the director nominees (see “Proposal 1: Election of Directors”), FOR ratification of the selection of our independent registered public accounting firm (see “Proposal 2: Ratification of the Selection of Our Independent Registered Public Accounting Firm”), and AGAINST the two stockholder proposals (see “Proposal 3: Stockholder Proposal” and “Proposal 4: Stockholder Proposal”).

How will the persons named as proxies vote?

If you complete and submit a proxy, the persons named as proxies will follow your instructions. If you submit a proxy but do not provide instructions or if your instructions are unclear, the persons named as proxies will vote your shares as follows: FOR the election of the director nominees, FOR ratification of the selection of our independent registered public accounting firm, and AGAINST each of the stockholder proposals. With respect to any other proposal that properly comes before the Annual Meeting, the persons named as proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

How much did this proxy solicitation cost?

We engaged Innisfree M&A Incorporated to assist with the solicitation of proxies for a fee not to exceed $12,000, plus reimbursement for out-of-pocket expenses. In addition to soliciting proxies by mail, certain of our employees also may solicit proxies personally, by telephone, or otherwise, but such persons will not receive any special compensation for such services. As is customary, we will reimburse brokerage firms, banks, fiduciaries, voting trustees, and other nominees for forwarding the soliciting material to each beneficial owner of stock held of record by them. We will pay the entire cost of the solicitation.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 6, 2009

Our 2008 Annual Report and this proxy statement are available at www.edocumentview.com/AN.

Proposal 1: Election of Directors

Our Board of Directors currently consists of eight members. Except for David B. Edelson, who is standing for election for the first time, each of our current directors was elected by our stockholders at our Annual Meeting of Stockholders in 2008. Upon the recommendation of the Corporate Governance and Nominating Committee, our Board appointed Mr. Edelson as a member of the Board effective July 30, 2008.

Upon the recommendation of the Corporate Governance and Nominating Committee, our Board has nominated the eight persons listed below to stand for election for a new term expiring at the Annual Meeting of Stockholders in 2010 or until their successors are duly elected and qualified. Each of the nominees listed below is currently serving as a director and is willing and able to serve as a director of AutoNation.

Nominee	Current Position with AutoNation

Mike Jackson	Chairman of the Board and Chief Executive Officer

Rick L. Burdick	Director

William C. Crowley	Director

David B. Edelson	Director

Kim C. Goodman	Director

Robert R. Grusky	Director

Michael E. Maroone	Director, President and Chief Operating Officer

Carlos A. Migoya	Director

Our Board of Directors recommends a vote FOR the election of each of the nominees listed above.

NOMINEES FOR OUR BOARD OF DIRECTORS

Information concerning our directors, as of March 11, 2009, all of whom have been nominated for election at the Annual Meeting, is set forth below.

Mike Jackson

Mike Jackson (age 60) has served as our Chairman of the Board since January 2003 and as our Chief Executive Officer and Director since September 1999. From October 1998 until September 1999, Mr. Jackson served as Chief Executive Officer of Mercedes-Benz USA, LLC, a North American operating unit of DaimlerChrysler AG, a multinational automotive manufacturing company. From April 1997 until September 1999, Mr. Jackson also served as President of Mercedes-Benz USA. From July 1990 until March 1997, Mr. Jackson served in various capacities at Mercedes-Benz USA, including as Executive Vice President immediately prior to his appointment as President of Mercedes-Benz USA. Mr. Jackson was also the managing partner from March 1979 to July 1990 of Euro Motorcars of Bethesda, Maryland, a regional group that owned and operated eleven automotive dealership franchises, including Mercedes-Benz and other brands of automobiles.

Rick L. Burdick

Rick L. Burdick (age 57) has served as one of our directors since May 1991. Since 1988, Mr. Burdick has been a partner in Akin, Gump, Strauss, Hauer & Feld, L.L.P., a global full service law firm. Mr. Burdick is managing partner (international) of the firm. Mr. Burdick also serves as Lead Director of CBIZ, Inc. (formerly, Century Business Services, Inc.), a provider of outsourced business services to small and medium-sized companies in the United States.

William C. Crowley

William C. Crowley (age 51) has served as one of our directors since January 2002. Since January 1999, Mr. Crowley has been President and Chief Operating Officer of ESL Investments, Inc., a private investment firm. Since March 2005, Mr. Crowley has served as a director of Sears Holdings Corporation, a broadline retailer. Additionally, he has served as Executive Vice President of Sears Holdings Corporation since March 2005 and as Chief Administrative Officer of Sears Holdings Corporation since September 2005. Mr. Crowley also served as the Chief Financial Officer of Sears Holdings Corporation from March 2005 until September 2006 and from January 2007 until October 2007. Mr. Crowley has served as a director of Sears Canada Inc. since March 2005 and as the Chairman of the Board of Sears Canada Inc. since December 2006. From May 2003 until March 2005, Mr. Crowley served as director and Senior Vice President, Finance of Kmart Holding Corporation. Prior to joining ESL Investments in 1999, Mr. Crowley was a Managing Director at Goldman, Sachs & Co., a leading global investment banking and securities firm.

David B. Edelson

David B. Edelson, (age 49), has served as one of our directors since July 2008. Mr. Edelson is Senior Vice President of Loews Corporation, a diversified holding company with subsidiaries in the property-casualty insurance, offshore drilling, natural gas transmission and storage, natural gas exploration and production, and lodging industries. He joined Loews in May 2005. Prior to joining Loews, Mr. Edelson was Executive Vice President & Corporate Treasurer of JPMorgan Chase & Co. He was named Corporate Treasurer in April 2001 and promoted to Executive Vice President in February 2003.

Mr. Edelson spent the first 15 years of his career as an investment banker, first with Goldman Sachs & Co. and subsequently with JPMorgan Chase & Co. He has served as a director of CNA Surety Corporation, a 62%-owned subsidiary of CNA Financial Corporation, which is a 90%-owned subsidiary of Loews Corporation, since February 2007 and in 2009 became its Chairman of the Board.

Kim C. Goodman

Kim C. Goodman (age 43) has served as one of our directors since February 2007. In September 2007, Ms. Goodman joined American Express Company, a global payments and travel company, as Executive Vice President, Merchant Services North America. From September 2005 until July 2007, Ms. Goodman served as Vice President of Software and Peripherals of Dell Inc., a worldwide supplier of technology products and services. From September 2000 until August 2005, Ms. Goodman served in various other capacities at Dell Inc., including as Vice President of Public Sector Marketing and Transactional Sales, Vice President of Dell Networking and Vice President of Business Development. Prior to joining Dell Inc., Ms. Goodman was a Partner and Vice President of Bain & Company, Inc., a strategic consulting firm.

Robert R. Grusky

Robert R. Grusky (age 51) has served as one of our directors since June 2006. In 2000, Mr. Grusky founded Hope Capital Management, LLC, an investment firm for which he serves as Managing Member. He co-founded New Mountain Capital, LLC, a private equity and public equity firm, in 2000 and was a Principal, Managing Director and Member of New Mountain Capital from 2000 to 2005 and has been a Senior Advisor since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation, the primary investment vehicle for the Hon. Ronald S. Lauder. Prior thereto, Mr. Grusky also served in a variety of capacities at Goldman, Sachs & Co. in its Mergers & Acquisitions Department and Principal Investment Area. Mr. Grusky is a director of Strayer Education, Inc., an education services company, and AutoZone, Inc., a specialty retailer of automotive parts.

Michael E. Maroone

Michael E. Maroone (age 55) has served as one of our directors since July 2005 and as our President and Chief Operating Officer since August 1999. Following our acquisition of the Maroone Automotive Group in January 1997, Mr. Maroone served as President of our New Vehicle Dealer Division. In January 1998, Mr. Maroone was named President of our Automotive Retail Group with responsibility for our new and used vehicle operations. Prior to joining AutoNation, Mr. Maroone was President and Chief Executive Officer of the Maroone Automotive Group, one of the country’s largest privately-held automotive retail groups prior to its acquisition by us.

Carlos A. Migoya

Carlos A. Migoya (age 58) has served as one of our directors since June 2006. Since December 2007, Mr. Migoya has served as Regional President – North Carolina with Wachovia Corporation, a Wells Fargo Company. From June 2006 until December 2007, Mr. Migoya served as State CEO for the Atlantic Region of Wachovia Corporation. In this position, Mr. Migoya was responsible for Wachovia’s general banking businesses in New Jersey, Connecticut and New York. From 1987 until 2006, Mr. Migoya served as Regional President – Dade and Monroe Counties of Wachovia Corporation, with responsibility for Wachovia’s general banking businesses in the region. Mr. Migoya has more than 34 years of experience in banking.

Corporate Governance

Our business and affairs are managed under the direction of our Board of Directors, which is AutoNation’s ultimate decision-making body except with respect to those matters reserved to our stockholders. Our Board’s mission is to maximize long-term stockholder value. Our Board establishes our overall corporate policies, and selects and evaluates our senior management team, which is charged with the conduct of our business and acts as an advisor and counselor to senior management. Our Board also oversees AutoNation’s business strategy and the performance of management in executing our business strategy and managing our day-to-day operations.

Does AutoNation have corporate governance principles?

Yes. Our Board is committed to sound corporate governance principles and practices. Our Board’s core principles of corporate governance are set forth in the AutoNation, Inc. Corporate Governance Guidelines (the “Guidelines”), which were adopted by the Board in March 2003 and most recently amended as of February 12, 2009. A copy of the Guidelines is available on AutoNation’s corporate website at http://corp.autonation.com/investors/. You also may obtain a printed copy of the Guidelines by sending a written request to: Investor Relations, AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. The Guidelines, which exceed NYSE corporate governance listing standard requirements, serve as a framework within which our Board conducts its operations. The Corporate Governance and Nominating Committee of our Board has been charged with periodically reviewing the Guidelines and recommending to our Board appropriate changes in light of applicable laws and regulations, the governance standards identified by leading governance authorities, and our Company’s evolving needs.

Do we have a policy regarding our Board’s attendance at our Annual Meeting of stockholders?

Yes. Our directors are expected to attend our Annual Meeting of Stockholders. A director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting. Except for Mr. Edelson, who became a member of the Board on July 30, 2008, and Ms. Goodman, who could not attend for good reason, all of our incumbent directors attended the 2008 Annual Meeting of Stockholders.

How many times did our Board meet during 2008?

Our Board of Directors held 11 meetings and took one action by unanimous written consent during 2008. During 2008, each of our incumbent directors attended at least 75% of the total number of meetings of our Board of Directors and any Board committee on which he or she served (held during the period in which such director served).

What Committees has our Board established?

Our Board of Directors has established three separately designated standing committees to assist it in discharging its responsibilities: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. In addition, our Board has established the Executive Compensation Subcommittee, which is a subcommittee of the Compensation Committee. The charters for our Board committees are in compliance with SEC rules and the NYSE’s listing standards. Our Board Committee charters are available at http://corp.autonation.com/investors/, and you may obtain a printed copy of these charters by sending a written request to: Investor Relations, AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301.

The following chart reflects the current membership of each of our Board’s committees:

			Executive	Corporate Governance
	Audit	Compensation	Compensation	and Nominating
Name	Committee	Committee	Subcommittee	Committee
Rick L. Burdick		*	*	**
William C. Crowley		**		*
David B. Edelson	*
Kim C. Goodman	*
Robert R. Grusky	**			*
Carlos A. Migoya	*	*	**	*

*	Member
**	Chair

Audit Committee. The Audit Committee primarily assists our Board in fulfilling its oversight responsibilities by reviewing our financial reporting and audit processes and our systems of internal control over financial reporting and disclosure controls. Among the Committee’s core responsibilities are the following: (i) overseeing the integrity of our financial statements, for which management is responsible, and reviewing and approving the scope of the annual audit; (ii) selecting, retaining, compensating, overseeing and evaluating our independent registered public accounting firm; (iii) reviewing the Company’s critical accounting policies; (iv) reviewing the Company’s quarterly and annual financial statements prior to their filing with the SEC; (v) preparing the Audit Committee report for inclusion in our annual proxy statement; and (vi) reviewing with management significant financial risks or exposures and assessing the steps management has taken to minimize, monitor and control such risks or exposures. For a complete description of our Audit Committee’s responsibilities, you should refer to the Audit Committee Charter, which is available at http://corp.autonation.com/investors/.

The Audit Committee currently consists of four directors. Our Board has determined that the Audit Committee members have the requisite independence and other qualifications for audit committee membership under SEC rules, NYSE listing standards, our Audit Committee Charter, and the independence standards set forth in the Guidelines (as discussed below). Our Board also has determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Nominees for our Board of Directors” under “Proposal 1: Election of Directors” for a description of the business experience of each of Mr. Grusky and Mr. Edelson. The Audit Committee held 11 meetings and took no actions by unanimous written consent during 2008. The Audit Committee Report for fiscal 2008, which contains a description of the Audit Committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2008, is set forth below under “Audit Committee Report.”

Compensation Committee. The Compensation Committee primarily assists our Board in fulfilling its compensation and management development and succession planning oversight responsibilities by, among other things: (i) reviewing our director compensation program;

(ii) reviewing and approving the compensation of our chief executive officer and other senior executive officers and, except as expressly delegated to the Executive Compensation Subcommittee, setting annual and long-term performance goals for these individuals; (iii) reviewing and approving the compensation of all of our corporate officers; and (iv) reviewing the Company’s program for management development and succession planning. The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation. The Committee also reviews director compensation annually. As part of its review of executive compensation, the Committee reviews the compensation arrangements at other retail companies. The Committee reviews the data at a high level in order to evaluate and confirm whether our executive compensation is within a reasonably competitive range. The Committee, however, does not set executive compensation at a set target percentile based on the data. See “Compensation Discussion and Analysis – Setting Compensation Levels of Executive Officers.” Additionally, our Chief Executive Officer reviews the performance of each named executive officer and makes recommendations to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers. The Committee did not engage a compensation consultant to advise the Committee with respect to executive or director compensation for 2008.

Our Board has determined that the Compensation Committee members have the requisite independence for Compensation Committee membership under NYSE listing standards and the independence standards set forth in the Guidelines. The Compensation Committee held five meetings and took one action by unanimous written consent during 2008. For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee and Executive Compensation Subcommittee Report” and “Executive Compensation” below, as well as the Compensation Committee’s charter which is available at http://corp.autonation.com/investors/.

Executive Compensation Subcommittee. The Executive Compensation Subcommittee is a subcommittee of the Compensation Committee. The Subcommittee assists the Board and the Compensation Committee in fulfilling their compensation oversight responsibilities by performing the following duties: (i) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including bonuses and stock-based awards; (ii) administering the AutoNation, Inc. Senior Executive Incentive Bonus Plan, including establishing performance goals and certifying whether such goals are attained as contemplated under Section 162(m) of the Code; and (iii) administering our equity compensation plans, including approving stock-based awards. Our Board has determined that each member of the Subcommittee qualifies as a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and as an “outside director” under Section 162(m) of the Code. The Executive Compensation Subcommittee held five meetings and took one action by unanimous written consent during 2008. Our Executive Compensation Subcommittee’s charter is available at http://corp.autonation.com/investors/.

Corporate Governance and Nominating Committee. On May 7, 2008, the Board combined our Corporate Governance Committee and our Nominating Subcommittee to form the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee assists our Board in fulfilling its oversight responsibilities by performing the following duties: (i) periodically reviewing the corporate governance principles and practices set forth in the Guidelines, in comparison to the governance standards identified by leading governance authorities and our evolving needs, and making recommendations to the Board with respect to any appropriate amendment to the Guidelines; (ii) leading annual evaluations of Board and Board committee performance; (iii) assessing periodically our Board’s needs in terms of skills and qualifications and recommending to our Board candidates for nomination and election to our Board; (iv) reviewing Board candidates recommended by our stockholders; and (v) recommending to our Board assignments to committees. Our Board has determined that each Corporate Governance and Nominating Committee member is independent under NYSE listing standards and the independence standards set forth in the Guidelines. Between January 1, 2008 and May 7, 2008, the Corporate Governance Committee held two meetings and took no actions by unanimous written consent, and the Nominating Subcommittee held two meetings and took no actions by unanimous written consent. Between May 8, 2008 and December 31, 2008, the Corporate Governance and Nominating Committee held two meetings and took no actions by unanimous written consent. Our Corporate Governance and Nominating Committee’s charter is available at http://corp.autonation.com/investors/.

Is a majority of our Board independent under our director independence standards and applicable New York Stock Exchange rules?

Yes. Under our Corporate Governance Guidelines, our Board has committed that a substantial majority of our directors be independent. Our Board has adopted director independence standards to assist it in determining whether a director is independent. The full text of our director independence standards is set forth in the AutoNation, Inc. Corporate Governance Guidelines, which is available at http://corp.autonation.com/investors/.

In accordance with the NYSE listing standards, our Board affirmatively determines the independence of each director and nominee for election as a director in accordance with the NYSE listing standards and our independence standards. Based on these standards, the Board determined that each of the following non-employee directors is independent and has no material relationship with the Company, except as a director and stockholder of the Company: Rick L. Burdick, William C. Crowley, David B. Edelson, Kim C. Goodman, Robert R. Grusky and Carlos A. Migoya. The Board also determined that Robert J. Brown, who served for part of 2008, was independent and had no material relationship with the Company, except as a director and stockholder of the Company.

In making these determinations, our Board considered the relationships described under “Does the Board have a written policy with regard to related party transactions?” below. In addition, the Board considered the following relationships: (1) with respect to Mr. Burdick, our use of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. for certain legal services (which use was discontinued as of January 1, 2008); (2) with respect to Mr. Brown, our banking relationship with Wachovia Corporation and its affiliates; (3) with respect to Mr. Crowley, ESL Investments, Inc.’s significant ownership stake in AutoNation, Inc.; (4) with respect to Mr. Edelson, our payment of certain insurance premiums to a subsidiary of CNA Financial Corporation, which is a 90%-owned subsidiary of Loews Corporation (“Loews”), and our use of a hotel owned by Loews Hotel Holdings Corporation, a wholly-owned subsidiary of Loews; (5) with respect to Ms. Goodman, our payment of credit card fees to American Express; (6) with respect to Mr. Grusky, his minority investment in ESL Partners, L.P.; and (7) with respect to Mr. Migoya, our banking relationship with Wachovia Corporation, Wells Fargo &

Co. and their affiliates. In each case, the relationships did not violate our independence standards or the NYSE listing standards, and the Board concluded that such relationships would not impact the independence of our non-employee directors.

Do our independent directors meet at regularly scheduled sessions without management present?

Yes. Our independent directors (each director other than Messrs. Jackson and Maroone) meet in regularly scheduled sessions without management of our Company present. The presiding director for each executive session is rotated among the chairs of our Board committees. In 2008, our independent directors held four executive sessions without management of our Company present.

Can our stockholders and interested parties communicate with our directors?

Yes. To communicate with our Board, any Board committee, any individual director, any group of directors (such as our independent directors), or our presiding director, our stockholders or interested parties should send written correspondence to AutoNation, Inc. Board of Directors, c/o Corporate Secretary, AutoNation, Inc., 110 S.E. 6th Street, 29th Floor, Fort Lauderdale, Florida 33301. You may also ask questions at the Annual Meeting of Stockholders.

How does the Corporate Governance and Nominating Committee identify and evaluate nominees for director?

Potential candidates may come to the attention of the Corporate Governance and Nominating Committee through recommendations made by current directors, stockholders, executive or director search firms retained by the Corporate Governance and Nominating Committee, or other persons. All of our nominees for director, whether or not recommended by a stockholder, will be selected on the basis of, among other things, broad experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness and ability to devote adequate time to our Board’s duties, all in the context of the needs of our Board at that point in time as assessed by our Corporate Governance and Nominating Committee and with the objective of ensuring diversity in the background, experience, and viewpoints of our Board members. Our Corporate Governance and Nominating Committee is responsible for assessing the appropriate balance of skills and characteristics required of our Board members.

Does the Corporate Governance and Nominating Committee have a policy with regard to the consideration of any director candidates recommended by our stockholders?

Yes. The Corporate Governance and Nominating Committee has a policy pursuant to which it considers director candidates recommended by our stockholders. As described above, all director candidates recommended by our stockholders are considered for selection to the Board on the same basis as if such candidates were recommended by one or more of our directors or other sources. To recommend a director candidate for consideration by our Corporate Governance and Nominating Committee, a stockholder must submit the recommendation in writing to our Corporate Secretary not later than one hundred twenty (120) calendar days prior to the anniversary date of our proxy statement distributed to our stockholders in connection with our most recent annual meeting of stockholders, and the recommendation must provide the following information: (i) the name of the stockholder making the recommendation; (ii) the name of the candidate; (iii) the candidate’s resume or a listing of his or her qualifications to be a director; (iv) the proposed candidate’s written consent to being named as a nominee and to serving as one of our directors if elected; and (v) a description of all relationships, arrangements, or understandings, if any, between the proposed candidate and the recommending stockholder and between the proposed candidate and us so that the candidate’s independence may be assessed. The stockholder or the director candidate also must provide any additional information requested by our Corporate Governance and Nominating Committee to assist the Committee in appropriately evaluating the candidate.

Does AutoNation have a code of ethics?

Yes. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, we have a Company-wide Business Ethics Program, which includes a Code of Business Ethics applicable to all of our employees. We also maintain a 24-hour Alert-Line for employees to report any Company policy violations under our Business Ethics Program. In addition, our Board has adopted the Code of Ethics for Senior Officers and the Code of Business Ethics for the Board of Directors. Copies of these codes are available at http://corp.autonation.com/investors/, and you may obtain a printed copy of these codes by sending a written request to: Investor Relations, AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. These codes comply with NYSE listing standards.

Does the Board have a written policy with regard to related party transactions?

Yes. Our Board’s written policy requires that transactions with related parties must be entered into in good faith on fair and reasonable terms that are no less favorable to us than those that would be available in a comparable transaction in arm’s-length dealings with an unrelated third party. Based on our experience, we believe that each of the transactions described below complied with our Board’s policy at the time the transaction was effected. Our Board, by a vote of the disinterested directors, must approve all related party transactions valued over $500,000, while our Audit Committee must approve all related party transactions valued between $100,000 and $500,000 and review with management all other related party transactions. The following is a summary of related party transactions since January 1, 2008.

We enter into commercial transactions with Sears Holdings Corporation and its affiliates (collectively, “Sears”), which are related to ESL Investments, Inc., in the ordinary course of business. As of March 11, 2009, ESL Investments, Inc., together with its investment affiliates (collectively, “ESL”), beneficially owns approximately 45% of the outstanding shares of our common stock, and Mr. Crowley, one of our directors, is the President and Chief Operating Officer of ESL Investments, Inc. In 2008, we paid Sears approximately $375,000 primarily for automotive parts and accessories, and Sears paid us approximately $15,000 primarily for automotive parts, accessories and services. ESL owns approximately 53% of the outstanding common stock of Sears (based on publicly available data as of March 11, 2009), and Edward S. Lampert, the Chairman, Chief Executive Officer and controlling principal of ESL Investments, Inc., serves as the Chairman of the Board of Directors of Sears. Additionally, Mr. Crowley serves as a director, Executive Vice President and Chief Administrative Officer of Sears, and as the Chairman of the Board of Sears Canada Inc.

We also enter into commercial transactions with AutoZone, Inc. (“AutoZone”) in the ordinary course of business. ESL owns approximately 41% of the outstanding common stock of AutoZone (based on publicly available data as of March 11, 2009), and Messrs. Crowley and Grusky, two of our directors, serve as directors of AutoZone. In 2008, we paid AutoZone approximately $13,000 primarily for automotive parts and accessories, and AutoZone paid us approximately $560,000 primarily for automotive parts and accessories.

In January 2009, our Board authorized and approved letter agreements with certain automotive manufacturers in order to, among other things, eliminate any potential adverse consequences under our framework agreements with those manufacturers in the event that ESL acquires 50% or more of our common stock. The letter agreements with American Honda Motor Co., Inc. (“Honda”) and Toyota Motor Sales, U.S.A., Inc. (“Toyota”) also contain governance-related and other provisions as described below. Also a party to both the Honda and Toyota Agreements is ESL, our largest stockholder.

Under the terms of the Honda Agreement, Honda has agreed not to assert its right to purchase our Honda and Acura franchises and/or similar remedies under the manufacturer framework agreement between Honda and the Company in the event that ESL acquires 50% or more of our common stock. If ESL acquires more than 50% of our common stock, ESL has agreed to vote all shares in excess of 50% in the same proportion as all non-ESL-owned shares are voted. In addition, we have agreed to ensure that a majority of our Board is independent of both the Company and ESL under existing NYSE listing standards. Furthermore, the Honda Agreement provides that Honda’s consent does not apply to a “going private” transaction under Rule 13e-3 of the Exchange Act. The terms and conditions of the Honda Agreement will only apply at such time and for so long as ESL owns more than 50% of our common stock.

Under the terms of the Toyota Agreement, Toyota has agreed not to assert its right to purchase our Toyota and Lexus franchises and/or similar remedies under the manufacturer framework agreement between Toyota and the Company in the event that ESL acquires 50% or more of our common stock. If ESL acquires more than 50% of our common stock, ESL has agreed to vote all shares in excess of 50% in the same proportion as all non-ESL-owned shares are voted. Furthermore, we have agreed that a majority of our Board will be independent from both the Company and from ESL under existing NYSE listing standards. We have also agreed not to merge, consolidate, or combine with any entity owned or controlled by ESL unless Toyota consents thereto. In addition, the Toyota Agreement provides that in the event that we appoint a Chief Operating Officer who, in the good faith judgment of our Board, does not have sufficient breadth and depth of experience, a relevant, successful automotive track record, and extensive successful automotive experience, ESL shall be required to divest its shares in excess of 50% within nine months or its voting interest will be limited to 25%, and if ESL does not divest such shares within 18 months, it will lose all voting rights until it divests such shares. The terms and conditions of the Toyota Agreement will only apply at such time and for so long as ESL owns more than 50% of our common stock and will terminate on December 31, 2009 with respect to future stock acquisitions by ESL, provided that ESL may seek successive annual one-year extensions, and Toyota may not unreasonably withhold or delay its consent thereto.

In connection with the Toyota and Honda agreements described above, in January 2009, our Board authorized and approved a separate letter agreement between the Company and ESL in which ESL has agreed to vote shares of our common stock owned by ESL in excess of 45% in the same proportion as all non-ESL-owned shares are voted. The ESL Agreement expires on January 28, 2010, unless extended by mutual agreement of the parties.

We have also entered into separate letter agreements with certain other manufacturers that eliminate any potential adverse consequences under our framework agreements with those manufacturers in the event that ESL acquires 50% or more of our common stock. ESL is not a party to any of those agreements.

Director Compensation

Each of our non-employee directors receives the following annual fees for service on our Board:

•	$25,000, plus $1,000 for each Board meeting attended in excess of four annually (the annual fee is prorated based on the number of months served during the year);
•	$1,000 for each committee meeting attended;
•	The Chair of our Audit Committee also receives an annual fee of $10,000 and, effective January 1, 2009, each member of our Audit Committee also receives an annual fee of $5,000 in recognition of the additional time commitment and responsibilities associated with Audit Committee service;
•	Our directors also are entitled to receipt of an annual vehicle allowance of $22,500 in accordance with our Director Vehicle Allowance Program; and
•	Expense reimbursement in connection with Board and committee meeting attendance.

Additionally, our AutoNation, Inc. 2007 Non-Employee Director Stock Option Plan (the “2007 Non-Employee Director Plan”) provides for an initial grant of stock options to purchase 50,000 shares of our stock immediately upon the appointment of a non-employee director to our Board. The 2007 Non-Employee Director Plan also provides for an annual grant of options to purchase 20,000 shares of our common stock at the beginning of each fiscal year to each non-employee director serving on the Board at such date. Unless otherwise provided, all options granted under the 2007 Non-Employee Director Plan are fully vested and immediately exercisable. Under the 2007 Non-Employee Director Plan, each grant of options to a non-employee director remains exercisable for a term of ten years from the grant date so long as the director remains a member of the Board. The options are exercisable at a price per share equal to the closing price per share of our stock on the NYSE on the date immediately prior to the grant date.

In accordance with the terms of the 2007 Non-Employee Director Plan, on January 2, 2008, Messrs. Brown (a former director), Burdick, Crowley, Grusky and Migoya and Ms. Goodman were each automatically granted an option to purchase 20,000 shares of our common stock at an exercise price equal to $15.66 per share, the closing price per share of Company common stock on December 31, 2007. In connection with his appointment to the Board, on July 30, 2008, Mr. Edelson was automatically granted an option to purchase 50,000 shares of our common stock at an exercise price per share of $10.43, the closing price per share of Company common stock on July 29, 2008. The table below sets forth compensation paid to our non-employee directors during fiscal 2008.

DIRECTOR COMPENSATION IN FISCAL 2008

	Fees Earned or Paid		All Other
	in Cash	Option Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)
Robert J. Brown(3)	21,417	100,694(4)	22,500	144,611
Rick L. Burdick	36,000	100,694(4)	22,500	159,194
William C. Crowley	40,000	100,694(4)	22,500	163,194
David B. Edelson(5)	11,417	186,833(6)	—	198,250
Kim C. Goodman	43,000	100,694(4)	22,500	166,194
Robert R. Grusky	55,000	100,694(4)	22,500	178,194
Carlos A. Migoya	49,000	100,694(4)	22,500	172,194

(1)	As of December 31, 2008, each of our non-employee directors held the following number of options: Rick L. Burdick – 184,314; William C. Crowley – 170,000; David B. Edelson – 50,000; Kim C. Goodman – 90,000; Robert R. Grusky – 90,000; Carlos A. Migoya – 90,000.

(2)	Represents amounts provided in accordance with the Director Vehicle Allowance Program.

(3)	Mr. Brown retired from the Board on May 7, 2008. Fees were prorated based on months served.

(4)	The grant date fair value of this option award is $5.03 per share calculated in accordance with FAS 123R.

(5)	Mr. Edelson was appointed to the Board on July 30, 2008.

(6)	The grant date fair value of this option award is $3.74 per share calculated in accordance with FAS 123R.

DIRECTOR STOCK OWNERSHIP GUIDELINES

The Board believes that directors should be stockholders and have a financial stake in the Company. Toward this end, the Board expects that each director will invest at least $100,000 in the Company’s common stock within five years of first becoming a director (prior to February 12, 2009, our Guidelines provided that each director should “own shares of the Company’s common stock having a market value of at least $100,000” – in light of market volatility impacting our stock price, our Guidelines were amended to require each director to “invest at least $100,000” in our common stock). Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances. The following table sets forth information regarding investments made by our directors in our common stock as of March 11, 2009.

Name	Number of Shares Owned	Amount Deemed Invested	Progress
Rick L. Burdick	7,500(1)	$142,500(2)	Achieved
William C. Crowley	79,854,240(1), (3)	$788,959,891(4)	Achieved
David B. Edelson	—	—	—(5)
Kim C. Goodman	4,375(1)	$39,098(6)	39%(7)
Robert R. Grusky	5,200(1)	$71,027(6)	71%(8)
Carlos A. Migoya	7,000(1)	$122,500(9)	Achieved

(1)	Based on filings with the SEC.

(2)	Based on the closing price per share of our common stock on the day the shares were acquired in connection with the exercise of an option.

(3)	Based on shares held by ESL as of March 11, 2009 (based on publicly available data), less 190,000 options held by Mr. Crowley. Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc. Mr. Crowley may be deemed to have indirect beneficial ownership of the shares beneficially owned by ESL. Mr. Crowley disclaims beneficial ownership of all shares of ESL, except the 2,406 shares held by Tynan, LLC.

(4)	The “Amount Deemed Invested” for Mr. Crowley is based on the closing price per share of our common stock on December 31, 2008 ($9.88). The Company does not have the purchase price data, and such data is not publicly available, with respect to all shares purchased by ESL. Although this does not represent the actual amount paid for the shares, it has been determined that Mr. Crowley clearly meets the director stock ownership guidelines.

(5)	Mr. Edelson has until July 2013 to meet the above investment requirement.

(6)	Based on the purchase price paid for the shares, as reported with the SEC.

(7)	Ms. Goodman has until February 2012 to meet the above investment requirement.

(8)	Mr. Grusky has until June 2011 to meet the above investment requirement.

(9)	With respect to 1,000 shares that Mr. Migoya held on the date he became a director, based on the closing price per share of our common stock on such date. For all other shares held by Mr. Migoya, based on the purchase price paid for the shares, as reported with the SEC.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of March 11, 2009 with respect to the beneficial ownership of our common stock by (1) each person who is known by us to be a beneficial owner of more than 5% of our stock outstanding, (2) each of our directors, (3) each of our named executive officers, and (4) all of our current directors and executive officers as a group. Share amounts and percentages include shares of our stock that may be acquired by such individual, entity or group upon exercise of all options exercisable on March 11, 2009 or within sixty days thereafter. At March 11, 2009, we had 177,059,720 shares of our common stock outstanding.

	Shares of	Vested Options
	Common	(and those	Shares of Common Stock
	Stock	exercisable	Beneficially Owned
Name of Beneficial Owner	Owned	within 60 days)	Number	Percent
ESL Investments, Inc.(1)	79,854,240	190,000	80,044,240	45%

Cascade Investment, L.L.C. and Bill & Melinda Gates Foundation Trust(2)	21,657,788	—	21,657,788	12%

Mike Jackson(3)	315,000	1,427,798	1,742,798	1%

Rick L. Burdick	7,500	182,157	189,657	*

William C. Crowley(4)	79,854,240	190,000	80,044,240	45%

David B. Edelson	—	70,000	70,000	*

Kim C. Goodman	4,375	110,000	114,375	*

Robert R. Grusky(5)	5,200	110,000	115,200	*

Carlos A. Migoya	7,000	110,000	117,000	*

Michael E. Maroone(6)	2,498,159	2,669,673	5,167,832	3%

Michael J. Short	1,563	141,373	142,936	*

Jonathan P. Ferrando(7)	29,767	513,673	543,440	*

Kevin P. Westfall(8)	1,773	167,598	169,371	*

All directors and current executive officers as a group (11 persons) (9)	82,724,577	5,692,272	88,416,849	48%

*	Less than 1%.

(1)	Based on a Schedule 13D/A filed with the SEC on January 29, 2009 and a Form 4 filed with the SEC on February 6, 2009, the aggregate amount of our common stock beneficially owned by ESL Investments, Inc. includes: (i) 58,849,041 shares held by ESL Partners, L.P., (ii) 12,421,794 shares held in an account established by the investment member of ESL Investors, L.L.C., (iii) 2,455,251 shares held by RBS Partners, L.P., (iv) 221,701 shares held by ESL Institutional Partners, L.P., (v) 5,712,083 shares held by CBL Partners, L.P., (vi) 61,964 shares held by ESL Investment Management, L.P., (vii) 2,406 shares held by Tynan, LLC, (viii) vested options to purchase 190,000 shares of the Company’s common stock held by Mr. Crowley, and (ix) 130,000 shares held directly by Edward S. Lampert. The address of ESL Investments, Inc. is 200 Greenwich Avenue, Greenwich, CT 06830. Please refer to “Corporate Governance — Does the Board have a written policy with regard to related party transactions?” for a description of certain letter agreements by and among the Company, ESL, and certain automotive manufacturers and a voting agreement between the Company and ESL.

(2)	Based on a Schedule 13D/A filed with the SEC on February 6, 2009, Cascade Investment, L.L.C. beneficially owns 11,365,688 shares of our common stock, and the Bill & Melinda Gates Foundation Trust beneficially owns 10,292,100 shares of our common stock. All shares of common stock beneficially owned by Cascade Investment, L.L.C. may be deemed to be beneficially owned by William H. Gates III. All shares of common stock beneficially owned by the Bill & Melinda Gates Foundation Trust may be deemed to be beneficially owned by William H. Gates III and Melinda French Gates as Co-Trustees of the Trust. The address of Cascade Investment, L.L.C. is 2365 Carillon Point, Kirkland, WA 98033, and the address of the Bill & Melinda Gates Foundation Trust is 1551 Eastlake Avenue E., Seattle, WA 98102.

(3)	The aggregate amount of our common stock beneficially owned by Mr. Jackson consists of: (a) 315,000 shares, all of which are pledged as security, and (b) vested options to purchase 1,427,798 shares. All of the shares and options are owned by a trust of which Mr. Jackson is the sole trustee and beneficiary.

(4)	Mr. Crowley is the President and Chief Operating Officer of ESL Investments, Inc. Mr. Crowley may be deemed to have indirect beneficial ownership of the shares beneficially owned by ESL Investments, Inc. and has vested options to purchase 190,000 shares. Mr. Crowley disclaims beneficial ownership of all shares of ESL Investments, Inc., except the 2,406 shares held by Tynan, LLC.

(5)	Mr. Grusky also has indirect ownership of share of common stock through his investment in ESL Partners, L.P. Mr. Grusky disclaims beneficial ownership of these shares.

(6)	The aggregate amount of our common stock beneficially owned by Mr. Maroone consists of: (a) 249,265 shares held directly, (b) 2,247,357 shares beneficially owned by Michael Maroone Family Partnership, a Nevada limited partnership controlled by Mr. Maroone, of which 1,451,646 shares are pledged as security, (c) vested options to purchase 2,669,673 shares, and (d) 1,537 shares held through the AutoNation 401(k) Plan.

(7)	The aggregate amount of our common stock beneficially owned by Mr. Ferrando consists of: (a) 28,000 shares owned by Mr. Ferrando and his wife as tenants by the entirety with rights of survivorship, (b) vested options to purchase 513,673 shares, and (c) 1,767 shares held through the AutoNation 401(k) Plan.

(8)	The aggregate amount of our common stock beneficially owned by Mr. Westfall consists of: (a) vested options to purchase 167,598 shares and (b) 1,773 shares held through the AutoNation 401(k) Plan.

(9)	The aggregate amount of our common stock beneficially owned by all directors and current executive officers as a group includes: (a) vested options to purchase 5,692,272 shares and (b) 5,077 shares held through the AutoNation 401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors, executive officers and persons who beneficially own 10% or more of our stock file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our stock and our other equity securities. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2008, our directors, executive officers and greater than 10% beneficial owners complied with all such applicable filing requirements.

Compensation Discussion and Analysis

Overview

Our compensation programs are administered by the Compensation Committee (the “Committee”) and the Executive Compensation Subcommittee (the “Subcommittee”) of the Committee. The Committee primarily assists the Board in fulfilling its oversight responsibilities by, among other things: (i) reviewing our director compensation program; (ii) reviewing and approving the compensation of our chief executive officer (“CEO”) and other senior executive officers and, except as expressly delegated to the Subcommittee, setting annual and long-term performance goals for these individuals and reviewing the performance of these individuals; and (iii) reviewing and approving the compensation of all of our corporate officers.

The Subcommittee assists the Board and the Committee in fulfilling their responsibilities by performing the following duties: (i) reviewing and approving performance-based compensation of executive officers as contemplated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), including bonuses and stock-based awards; (ii) administering the AutoNation, Inc. Senior Executive Incentive Bonus Plan, including establishing performance goals and certifying whether such goals are attained as contemplated under Section 162(m) of the Code; and (iii) administering our equity compensation plans, including approving stock-based awards.

From January 1, 2008 until May 7, 2008, the Committee consisted of William C. Crowley (Chair), Robert J. Brown and Carlos A. Migoya, and the Subcommittee consisted of Mr. Migoya (Chair) and Mr. Brown. From May 7, 2008 until December 31, 2008, the Committee consisted of William C. Crowley (Chair), Rick L. Burdick, Kim C. Goodman and Carlos A. Migoya, and the Subcommittee consisted of Mr. Migoya (Chair) and Kim C. Goodman. Since January 1, 2009, the Committee has consisted of William C. Crowley (Chair), Rick L. Burdick and Carlos A. Migoya, and the Subcommittee has consisted of Mr. Migoya (Chair) and Rick L. Burdick.

For the fiscal year ended December 31, 2008, our “named executive officers” were: Mike Jackson, our Chairman and Chief Executive Officer; Michael E. Maroone, our President and Chief Operating Officer; Michael J. Short, our Executive Vice President and Chief Financial Officer; Jonathan P. Ferrando, our Executive Vice President, General Counsel and Secretary; and Kevin P. Westfall, our Senior Vice President, Sales.

Compensation Philosophy and Objectives

The Committee’s fundamental philosophy is to closely link executive compensation with the achievement of Company performance goals and to create an owner-oriented, pay-for-performance culture. The Committee’s objectives in administering our compensation program for executive officers are to ensure that we are able to attract and retain highly-skilled executives and to provide a compensation program that incentivizes management to optimize business performance, deploy capital productively and increase long-term stockholder value. The Committee also believes that overall compensation should be fair for the services rendered and that the compensation structure should be transparent, which is why the key components of executive compensation are limited to a base salary, an annual performance bonus based solely on the achievement of financial targets and stock-based awards.

Setting Compensation Levels of Executive Officers

The Committee reviews executive compensation at its meetings throughout the year and sets executive compensation based primarily on our financial and operating performance and on executive management’s performance in developing and executing the Company’s business strategy, managing the Company’s day-to-day business operations, optimizing the Company’s business performance and productivity of its business operations, and creating stockholder value. The Committee also considers the scope of an executive’s duties and responsibilities and individual executive performance. Our Chief Executive Officer reviews the performance of each named executive officer and makes recommendations to the Committee with respect to compensation adjustments for such officers. However, the Committee determines in its sole discretion whether to make any adjustments to the compensation paid to such executive officers.

As part of its review of executive compensation, the Committee reviews the executive compensation arrangements at peer group companies. Our peer group includes comparable specialty retail companies based on specific financial measures, including, but not limited to, revenue, total assets, market capitalization, and net income. For 2008, our peer group consisted of the following companies: AutoZone, Inc., Best Buy Co., Inc., Circuit City Stores, Inc., Foot Locker, Inc., The Gap, Inc., Kohl’s Corporation, Limited Brands, Inc., Macy’s, Inc., Office Depot, Inc., RadioShack Corporation, Ross Stores, Inc., Saks Incorporated, Staples, Inc., and The TJX Companies, Inc. The Committee’s practice has been to make changes to our peer group when in the Committee’s judgment comparison to a company is no longer appropriate. For 2007, our peer group consisted of the companies listed above as well as CVS Caremark Corporation (using fiscal 2006 data), which was removed for 2008 because the merger of CVS Corporation and Caremark Rx, Inc. made a comparison to CVS Caremark Corporation, given its size following the merger, no longer appropriate. The Committee reviews the executive compensation benchmark data at a high level in order to evaluate and confirm whether our executive compensation is within a reasonably competitive range. The Committee, however, does not set executive compensation at a set target percentile within the peer group. Instead, the Committee focuses on providing compensation that is fair for the services rendered and transparent, closely linking executive compensation with the achievement of Company performance goals, and creating an owner-oriented, pay-for-performance culture, where the interests of our executive officers are aligned with the long-term interests of our stockholders.

The Committee has no pre-established target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. However, pursuant to the Committee’s pay-for-performance philosophy, a significant portion of each executive officer’s total compensation is allocated to incentive compensation in the form of an annual performance-based bonus and non-cash compensation in the form of stock-based awards, which are designed to incentivize management to build long-term stockholder value for the Company over time and to align executives’ and stockholders’ interests. The Committee reviews and considers total compensation in setting each element of compensation for our named executive officers.

2008 Executive Compensation Elements

The key elements of our executive compensation program for the year ended December 31, 2008 were:

•  base salary;

•  annual incentive bonus; and

•  stock-based awards.

Executive officers are also entitled to limited perquisites and other benefits as outlined below. The following is a summary of the considerations underlying each component of compensation paid to our named executive officers for 2008.

Base Salary

We provide our named executive officers and other officers with a base salary to compensate them for services rendered during the fiscal year. The Committee reviews and, as appropriate, adjusts the base salaries for our named executive officers. The factors that the Committee considers in setting salaries include the scope of job responsibilities, individual contributions to our success, Company-wide performance and market compensation. However, the Committee does not as a practice grant annual base salary adjustments for executive officers, and it did not grant any base salary adjustments during 2008 for any of the named executive officers, except for Mr. Short, who received a $36,000 increase in February 2008, and Mr. Westfall, who received a $14,040 increase to his base salary in February 2008.

Annual Incentive Bonus

A core component of our compensation program is the AutoNation Operating Performance Plan (the “AOP”), the annual bonus program in which bonus-eligible, corporate-level employees participate. The AOP is designed to incentivize management to continually improve our operating performance and to use capital to maximize returns. The Subcommittee structured the AOP for 2008 to reward participants upon the achievement of specified levels of adjusted operating income per basic share and adjusted operating income as a percentage of gross margin. Bonus awards under the AOP were payable on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that bonuses earned could exceed or be less than the targeted payout level. The following table sets forth the 2008 bonus metrics under the AOP.

		Threshold	Target	Maximum
2008 Bonus Metrics	Weight	Payout Level	Payout Level	Payout Level
Adjusted Operating Income Per Basic Share	75%	$2.79(1)	$3.28	≥ $3.94(2)
Adjusted Operating Income as a Percent of Gross Margin	25%	20.5%(3)	21.5%	N/A(4)

(1)	25% of target payout level.

(2)	200% of target payout level.

(3)	81.25% of target payout level.

(4)	Each 0.1 percentage point change in this performance metric represented a plus or minus 1.875% payout versus target.

In calculating the level of our performance under the AOP, operating income per basic share is adjusted to reflect a capital charge for acquisitions and the repurchase of shares of our common stock, as well as to exclude the effect of certain extraordinary or other items. Certain other adjustments are made as well to ensure operating performance is measured to incentivize management appropriately (for example, floorplan interest expense is charged against operating income to ensure management manages this expense; on a generally accepted accounting principles basis, floorplan interest expense is not included in operating income). The capital charge is designed to encourage more productive uses of capital and to discourage less productive uses of capital. The adjusted operating income as a percentage of gross margin metric is designed to incentivize management to increase variability in our expense structure and to increase the productivity of our operations so that bottom-line profitability and stockholder value are maximized.

Each year, the Subcommittee, in its sole discretion, determines which of our named executive officers or other key employees will participate in the AutoNation, Inc. Senior Executive Incentive Bonus Plan (the “Executive Incentive Plan”). The Executive Incentive Plan is designed to create a direct link between pay and performance for our named executive officers and to ensure that annual cash performance bonuses payable to executive officers of the Company are tax-deductible by the Company pursuant to Section 162(m) of the Code. Historically, the Subcommittee has selected only those officers who were likely to receive annual compensation in excess of $1 million. Our executive officers may participate in either the AOP or the Executive Incentive Plan, but not both. The Subcommittee is also responsible for identifying annual “performance factors” and establishing specific performance targets with respect thereto that must be met in order for annual bonuses to be paid under the Executive Incentive Plan. The Subcommittee retains absolute “negative discretion” to eliminate or reduce the amount of any award under the Executive Incentive Plan and to make all determinations under the Executive Incentive Plan.

In February 2008, the Subcommittee established an incentive bonus program for 2008 for certain of our named executive officers under the Executive Incentive Plan. For 2008, the Subcommittee selected Mike Jackson, Michael E. Maroone, Michael J. Short and Jonathan P. Ferrando to participate in the Executive Incentive Plan. Under the terms of the Executive Incentive Plan, the Subcommittee set specific annual performance goals and established an objective formula for calculating the amount of the target awards for participants. The 2008 bonus metrics that the Subcommittee established under the Executive Incentive Plan were the same as those that the Committee established for 2008 under the AOP for all other corporate bonus plan participants, including Mr. Westfall. The Subcommittee believes that symmetry between the AOP and the Executive Incentive Plan assures that all participants are appropriately aligned to achieve our objectives. One hundred percent of the target award for each participant in the Executive Incentive Plan was based upon achievement of the predetermined performance goals. Bonus awards under the Executive Incentive Plan were payable based on a sliding scale based on the Company’s actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted payout level. The Subcommittee had absolute “negative discretion” to eliminate or reduce the amount of any award under the Executive Incentive Plan.

The following table sets forth the 2008 threshold and target awards reflected as a percentage of salary for each of the participants under the Executive Incentive Plan and for Mr. Westfall under the AOP.

	2008 Threshold	2008 Target
Participant	(% of Salary)	(% of Salary)	2008 Maximum
Mike Jackson	25%	133 1/3%	(1), (2)
Michael E. Maroone	18.75%	100%	(1), (2)
Michael J. Short	14.06%	75%	(1), (2)
Jonathan P. Ferrando	14.06%	75%	(1), (2)
Kevin P. Westfall	8.44%	45%	(1), (3)

(1)	The maximum payout level for the adjusted operating income per basic share metric was 200% versus target.

(2)	While there was no maximum for the adjusted operating income as a percentage of gross margin metric, the maximum amount payable to any one participant in any one year is $5,000,000 under the Executive Incentive Plan. Each 0.1 percentage point change in this performance metric represented a plus or minus 1.875% payout.

(3)	No maximum for the adjusted operating income as a percentage of gross margin metric. Each 0.1 percentage point change in this performance metric represented a plus or minus 1.875% payout.

For 2008, the performance goals were not met at the level necessary to achieve a bonus payout, and, as a result, the Subcommittee awarded no bonuses to Messrs. Jackson, Maroone, Short and Ferrando under the Executive Incentive Plan, and to other corporate bonus plan participants, including Mr. Westfall, under the AOP. The Executive Incentive Plan was the only bonus program in which our named executive officers participated in 2008, other than Mr. Westfall who participated in the AOP only. As part of our retention efforts with respect to Mr. Jackson, a portion of the 2008 target bonus for Mr. Jackson under the Executive Incentive Plan (equal to 33 1/3% of his base salary) would have been payable to him on a deferred basis in 2010 (without interest), subject to certain terms and conditions.

In February 2009, the Subcommittee selected the 2009 participants under the Executive Incentive Plan, established specific objective annual performance goals for 2009, and set target awards for the 2009 participants in the Executive Incentive Plan. For 2009, the Subcommittee selected Messrs. Jackson, Maroone, Short and Ferrando to participate in the Executive Incentive Plan. The performance goals that the Subcommittee established for 2009 under the Executive Incentive Plan are based upon the achievement of specified levels of adjusted operating income per basic share (minus a net charge for capital deployed for acquisitions or share repurchases and certain extraordinary or other items) and adjusted operating income as a percentage of gross margin for the Company during 2009. The performance goals established under the Executive Incentive Plan for 2009 also constitute the performance goals that have been established for bonus-eligible corporate employees of the Company under the AOP to ensure that the corporate management team is fully aligned. Bonus awards will be payable based on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level. The Subcommittee will have absolute “negative discretion” to eliminate or reduce the amount of any award under the Executive Incentive Plan.

The following table sets forth the 2009 threshold and target awards reflected as a percentage of salary for each of the participants under the Executive Incentive Plan and for Mr. Westfall under the AOP.

	2009 Threshold	2009 Target
Participant	(% of Salary)	(% of Salary)	2009 Maximum
Mike Jackson	20%	133 1/3%	(1), (2)
Michael E. Maroone	15%	100%	(1), (2)
Michael J. Short	11.25%	75%	(1), (2)
Jonathan P. Ferrando	11.25%	75%	(1), (2)
Kevin P. Westfall	6.75%	45%	(1), (3)

(1)	The maximum payout level for the adjusted operating income per basic share metric is 200%.

(2)	While there is no maximum for the adjusted operating income as a percentage of gross margin metric, the maximum amount payable to any one participant in any one year is $5,000,000 under the Executive Incentive Plan. Each 0.1 percentage point change in this performance metric represents a plus or minus 1.875% payout.

(3)	No maximum for the adjusted operating income as a percentage of gross margin metric. Each 0.1 percentage point change in this performance metric represents a plus or minus 1.875% payout.

Stock-Based Awards

In order to align the long-term interests of management and our stockholders, the Subcommittee grants stock-based awards to our named executive officers. The Committee believes that stock-based awards motivate our named executive officers to focus on optimizing our long-term business performance and stockholder value and create an owner-oriented culture. For 2008, the Subcommittee administered our equity compensation plans and approved all stock-based awards under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”), which was approved by our stockholders at the 2008 Annual Meeting of Stockholders.

Stock-based awards are approved on an annual basis in amounts determined by the Subcommittee, while carefully considering the cost to us and our stockholders, including common stock dilution. For 2008, the sum of all stock-based awards granted to AutoNation employees represented potential share issuances equal to approximately 0.78% of our outstanding shares of common stock (0.67% relating to stock options and 0.11% relating to restricted stock).

In 2008, the Subcommittee approved two types of stock-based awards: stock options and restricted stock. Except for Messrs. Jackson, Maroone, Short and Ferrando, who received stock options only, other employees eligible for stock-based awards received either a mix of stock options and restricted stock or restricted stock only. The restricted stock awards had the effect of lowering the total number of shares of common stock used for stock-based awards in 2008 as compared to 2007.

The 2008 stock option and restricted stock awards were made to all stock option-eligible and restricted stock-eligible employees at the same time. Additionally, the 2008 stock option awards were made to all stock option-eligible employees on the same terms (other than the number of options granted, which varies primarily by position and based on individual performance), and the 2008 restricted stock awards were made to all restricted stock-eligible employees on the same terms (other than the number of restricted shares granted, which varies primarily by position and based on individual performance).

Stock Options

Prior to 2009, the Subcommittee’s practice had been to approve annual stock option awards during our third fiscal quarter at meetings of the Subcommittee (or predecessor committees responsible for option grants at the time) with an effective grant date after the public release of the Company’s second-quarter earnings. Additionally, the terms of the annual stock option awards provided that stock options would vest in equal installments over four years commencing with the first anniversary of the grant date and expire ten years after the grant date.

Consistent with past practice, the 2008 stock option awards were approved by the Subcommittee at its regularly scheduled meeting on July 30, 2008 with an effective grant date of July 30, 2008 (which was after the public release of our second-quarter earnings). Also consistent with past practice, the 2008 stock option awards vest in equal installments over four years commencing with the first anniversary of the grant date and expire ten years after the grant date. The exercise price, as specified under the 2008 Plan, was $10.17 per share, which was the closing price of the Company’s common stock on the grant date.

For 2009, the Subcommittee modified its practice by approving the annual stock option awards to our named executive officers and other employees at is regularly scheduled meeting on February 11,

2009 and granting the awards in four equal increments over the year, subject to continuous employment through each grant date. One-fourth of each stock option award that was approved on February 11, 2009, was granted on March 2, 2009, and an additional one-fourth of each such stock option award will be granted on the first NYSE trading day of each of June, September, and December 2009. The options granted on March 2, 2009 have an exercise price equal to the closing price per share on the grant date ($9.92), and each subsequent option grant will have an exercise price equal to the closing price of our common stock on the applicable grant date in accordance with the 2008 Plan. The 2009 stock option awards vest in equal installments over four years commencing on June 1, 2010 and expire on March 2, 2019.

Since the Subcommittee approved the annual stock option awards in February, the exercise price for each of the four grants comprising an annual stock option award is based on the closing price of our common stock on a date subsequent to the approval of such award. The Subcommittee believes that this practice is fair and reasonable to the award recipients, the Company, and its stockholders since it minimizes the impact that any particular event could have on the exercise price of stock options, particularly during times of market volatility. The Subcommittee adopted this practice for all stock option-eligible employees of the Company and in 2009 awarded stock options to all stock option-eligible employees on the same terms (other than the number of options granted, which varies primarily by position and based on individual performance).

Restricted Stock

In 2008, the Subcommittee approved restricted stock awards to certain employees under the 2008 Plan at the same time that it approved the 2008 stock option awards discussed above (July 30, 2008). Except for Mr. Westfall, none of the named executive officers received restricted stock awards in 2008. The 2008 restricted stock awards vest in four equal annual installments commencing on the first anniversary of the grant date. All holders of restricted stock have the right to vote and receive dividends on the shares of restricted stock.

In February 2009, the Subcommittee approved restricted stock awards to certain employees, including Mr. Westfall but excluding all other named executive officers, at the same time that it approved the 2009 stock option awards discussed above (February 11, 2009). These shares of restricted stock were granted on March 2, 2009 and will vest in equal installments over four years commencing on June 1, 2010. The 2009 restricted stock awards were made to all restricted stock-eligible employees of the Company on the same terms (other than the number of restricted shares granted, which varies primarily by position and based on individual performance).

Perquisites and Other Benefits

Our compensation program for named executive officers also includes limited perquisites and other benefits, including participation in the Company’s life and health insurance and similar benefit programs (including our AutoNation 401(k) Plan and our AutoNation Deferred Compensation Plan) on the same general terms as other participants in these programs, participation in Company car programs entitling the executives to vehicle use or a vehicle allowance, use of an on-site fitness facility and, pursuant to their employment agreements, limited personal use of corporate aircraft for each of Messrs. Jackson and Maroone. The employment agreements with each of Messrs. Jackson and Maroone, respectively, provide for personal use of corporate aircraft of up to 70 hours per year.

Employment Agreements with Executive Officers

We have entered into an employment agreement with each of Mike Jackson and Michael E. Maroone and an Employment Letter with Michael J. Short. The Committee believes that entering into the employment agreements with Messrs. Jackson and Maroone and the employment letter with Mr. Short furthered our efforts to attract and retain such executives. For a summary of the material terms of Messrs. Jackson’s, Maroone’s and Short’s employment arrangements, please see “Executive Compensation — Employment Agreements” below.

Severance Policy and Agreements for Post-Termination Payments

We have a policy governing severance and change in control agreements with the Company’s named executive officers, which is set forth in our Corporate Governance Guidelines. Generally, the policy provides that we will not enter into any severance agreements with senior executives that provide specified benefits in an amount exceeding 299% of the sum of such executive’s base salary plus bonus unless such severance agreement has been submitted to a stockholder vote. Further, unless such severance agreement has been submitted to a stockholder vote, we will not enter into a severance agreement that provides for the payment of specified benefits to an executive triggered by (i) a change in control of our Company that is approved by stockholders but not completed, or (ii) a completed change in control of the Company in which the named executive officer remains employed in a substantially similar capacity by the successor entity.

We have entered into stock option agreements with all of our named executive officers, as well employment agreements with Mike Jackson and Mike Maroone that provide for payments or benefits to such persons at, following, or in connection with, termination under certain circumstances. In December 2006, we entered into an employment letter with Mike Short that provided for a severance payment in the event of a termination other than for “cause,” death or disability on or prior to January 15, 2009. We have not entered into any change in control agreements with any of our named executive officers. The payment or benefits provisions contained in the stock option agreements and the employment agreements are designed to promote stability and continuity of senior management. A description of the applicable payments under such agreements for the named executive officers is provided under “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Company Policy on Internal Revenue Code Section 162(m) Limits on Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s CEO and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Committee administers the executive compensation program in general, and our Executive Incentive Plan in particular, in a manner that maximizes the tax deductibility of compensation paid to the Company’s executives under Section 162(m) of the Code to the extent practicable. The Committee believes, however, that our priority is to attract and retain highly-skilled executives to manage our Company and, in some cases, the loss of a tax deduction may be necessary to accomplish that goal. Accordingly, the Committee has from time to time approved elements of compensation for certain officers that are not fully deductible, and the Committee reserves the right to do so in the future in appropriate circumstances. For 2008, the compensation of our named executive officers was fully deductible under Section 162(m), except with respect to an amount equal to $150,000 of our Chief Executive Officer’s base salary and certain portions of other elements of non-performance-based compensation for the Company’s Chief Executive Officer and President and Chief Operating Officer.

Executive Stock Ownership Guidelines

In order to further align the long-term interests of management and stockholders and to ensure an owner-oriented culture, the Committee believes that our senior executive officers should have a significant financial stake in our Company. Accordingly, in February 2006, the Board of Directors adopted a policy setting forth its expectation that the Chief Executive Officer and the President and Chief Operating Officer will attain ownership of our common stock with a fair market value of not less than four times his or her annual base compensation, and each Executive Vice President will attain ownership of AutoNation’s common stock with a fair market value of not less than two times his or her annual base compensation, in each case within five years of such person first becoming an executive officer or the adoption of this policy (February 7, 2006).

Exceptions to this requirement may only be made by the Board of Directors under compelling mitigating circumstances. The Committee believes these ownership guidelines are an important tool in aligning the interests of our senior executive officers with the long term interests of our stockholders. As of December 31, 2008, our senior executive officers had met their guidelines or were making progress toward their guidelines as set forth in the chart below:

	Ownership as of December 31, 2008
			Ownership
Name	Number of Shares(1)	Dollar Value of Shares(2)	Requirement	Progress
Mike Jackson	315,000	$3,112,200	$4,600,000	Achieved(	3)

Michael E. Maroone	2,498,159	$24,681,811	$4,000,000	Achieved

Michael J. Short	1,563	$15,442	$1,122,000	1%(4)

Jonathan P. Ferrando	29,767	$294,098	$1,122,000	26%(5)

(1)	The number of shares includes common stock beneficially owned by each executive (excluding stock options), including shares held through the AutoNation 401(k) Plan.

(2)	The value of the shares is based on the closing price of a share of our common stock on the New York Stock Exchange as of December 31, 2008 ($9.88).

(3)	As reported in the proxy statement for the 2008 Annual Meeting of Stockholders, Mr. Jackson had attained ownership of common stock of $4,932,900 as of December 31, 2007 and has continued to own all such shares.

(4)	Mr. Short has until January 2012 to meet the above ownership requirement.

(5)	Mr. Ferrando has until February 2011 to meet the above ownership requirement.

Conclusion

The Committee believes that our compensation programs are designed and administered in a manner consistent with the Committee’s philosophy as described above. The Committee also believes that the programs appropriately reward executive performance and align the interests of the Company’s named executive officers and key employees with the long-term interests of stockholders, while also enabling the Company to attract and retain talented executives. The Committee will continue to evolve and administer our compensation program in a manner that the Committee believes will be in the best interests of our stockholders.

Compensation Committee and
Executive Compensation Subcommittee Report

The following statement made by our Compensation Committee and Executive Compensation Subcommittee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

The Compensation Committee and Executive Compensation Subcommittee of the Company have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee and Executive Compensation Subcommittee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Compensation Committee:

William C. Crowley (Chair)
Rick L. Burdick
Carlos A. Migoya

Executive Compensation Subcommittee:

Carlos A. Migoya (Chair)
Rick L. Burdick

Executive Compensation

SUMMARY COMPENSATION TABLE

The following table shows compensation earned by our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers at December 31, 2008.

							Change in Pension
						Non-Equity	Value and Non-
				Stock		Incentive Plan	qualified Deferred	All Other
Name and Principal		Salary	Bonus	Awards	Option	Compensation	Compensation Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)	Awards ($)(1)	($)(2)	($)	($)(3)	($)(1)
Mike Jackson (Chairman and Chief Executive Officer)	2008	1,150,000	—	—	2,044,351(4)	—	—	198,446(5)	3,392,797(4)
	2007	1,150,000	—	—	3,525,434(4)	—	—	187,036	4,862,470(4)
	2006	1,150,000	—	—	4,058,469(4)	1,116,420	—	197,921	6,522,810(4)

Michael E. Maroone (President and Chief Operating Officer)	2008	1,000,000	—	—	3,520,636(6)	—	—	270,758(7)	4,791,394(6)
	2007	1,000,000	—	—	2,403,494(6)	—	—	274,027	3,677,521(6)
	2006	1,000,000	—	—	1,780,332(6)	728,100	—	338,603	3,847,035(6)

Michael J. Short (Executive Vice President and Chief Financial Officer) (8)	2008	560,051	—	—	881,475	—	—	20,454(9)	1,461,980
	2007	502,789	—	—	570,410	—	—	379,846	1,453,045

Jonathan P. Ferrando (Executive Vice President, General Counsel and Secretary)	2008	561,000	—	—	1,287,951	—	—	20,528(10)	1,869,479
	2007	561,000	—	—	1,196,941	—	—	24,250	1,782,191
	2006	561,000	—	—	954,463	245,078	—	19,818	1,780,359

Kevin P. Westfall (Senior Vice President, Sales)	2008	483,696	—	9,939	487,587(11)	—	—	21,174(12)	1,002,396(11)
	2007	465,992	—	—	502,861(11)	—	—	21,119	989,972(11)
	2006	450,000	—	—	425,733	147,440	—	16,999	1,040,172

(1)	The amounts reported in the “Stock Awards” and “Option Awards” columns (which are included in the amounts reported in the “Total” column) reflect stock-based compensation expense (which, in the case of option awards, include compensation expense associated with option awards granted in prior years) recognized for financial statement reporting purposes for 2008, 2007 or 2006, as the case may be, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), except as otherwise noted in the following paragraph. Accordingly, the amounts reported in the “Stock Awards” and “Option Awards” columns do not represent the fair value of stock or option awards that were granted in 2008, 2007 or 2006, as the case may be. For detailed information regarding stock-based awards granted in 2008 to our named executive officers, see “Grants of Plan-Based Awards in Fiscal 2008” below. In accordance with SEC rules, the amounts reported in the “Stock Awards” and “Option Awards” columns exclude the impact of estimated forfeitures related to service-based vesting conditions. For a description of the assumptions used in the calculation of these amounts, see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008.

Our equity compensation plans contain provisions that provide for vesting of stock-based awards upon retirement. Accordingly, the related compensation expense for stock-based awards granted subsequent to our adoption of FAS 123R on January 1, 2006 must be recognized over the shorter of the stated vesting period or the period until employees become retirement-eligible. During the second quarter of 2008, we corrected our expense attribution method for stock-based awards to reflect this requirement. The amounts reported in the “Option Awards” column (and, as a result, the amounts reported in the “Total” column) have been revised to reflect amounts that should have been recorded in 2007 and 2006 in accordance with this requirement. The actual expense recorded in the Company’s financial statements for 2008 included the correction for both 2007 and 2006.

(2)	Non-equity incentive plan compensation earned during 2006 was paid on February 15, 2007. No non-equity incentive plan compensation was earned in 2007 or 2008.

(3)	The amounts reported for personal usage by Mr. Jackson and Mr. Maroone of corporate aircraft are calculated based on the aggregate incremental cost to the Company. The incremental cost to the Company of personal usage of corporate aircraft by our executives is calculated based on the direct operating costs to the Company, including fuel costs, crew fees and travel expenses, trip-related repairs and maintenance, ground transportation, landing fees and other direct operating costs. The amounts reported for personal usage of cars are based on imputed income attributable to each named executive officer calculated in accordance with Treasury Regulations, which amounts we believe are equal to or greater than our incremental costs thereof. In addition to the perquisites and other benefits identified in the footnotes below, our named executive officers also are eligible to use our on-site fitness facility, and from time to time, use our tickets for sporting and entertainment events for personal purposes, and receive occasional secretarial support with respect to personal matters.

(4)	For Mr. Jackson, the expense recognized with respect to option awards for financial statement reporting purposes under FAS 123R was $5,482,327 in 2008 (of which $3,437,976 relates to 2007 and 2006), $2,096,651 in 2007 and $2,049,276 in 2006. See footnote 1, in particular the second paragraph, above.

(5)	Includes $12,575 for imputed income from group term life insurance, $137,710 for personal usage of corporate aircraft, $25,660 for personal company car usage, and $22,500 as vehicle allowance for service on the Board of Directors.

(6)	For Mr. Maroone, the expense recognized with respect to option awards for financial statement reporting purposes under FAS 123R was $4,386,377 in 2008 (of which $865,741 relates to 2007 and 2006), $1,677,833 in 2007 and $1,640,252 in 2006. See footnote 1, in particular the second paragraph, above.

(7)	Includes imputed income from group term life insurance, $199,988 for personal usage of corporate aircraft, $35,573 for personal company car usage, $22,500 as vehicle allowance for service on the Board of Directors, and a $4,000 matching contribution to Mr. Maroone’s non-qualified deferred compensation account.

(8)	Mr. Short was hired on January 15, 2007 and therefore did not have earnings in 2006.

(9)	Includes imputed income from group term life insurance, $15,600 as a vehicle allowance, and a Company paid executive health examination.

(10)	Includes imputed income from group term life insurance, $15,600 as a vehicle allowance and a $4,000 matching contribution to Mr. Ferrando’s non-qualified deferred compensation account.

(11)	For Mr. Westfall, the expense recognized with respect to option awards for financial statement reporting purposes under FAS 123R was $496,167 in 2008 (of which $8,580 relates to 2007 and 2006), $494,281 in 2007 and $425,733 in 2006. See footnote 1, in particular the second paragraph, above.

(12)	Includes imputed income from group term life insurance and $15,600 for a vehicle allowance, and a $4,000 matching contribution to Mr. Westfall’s non-qualified deferred compensation account.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

The Executive Incentive Plan was approved by the Board in February 2007 and by our stockholders in May 2007. For 2008, the Executive Compensation Subcommittee selected Mike Jackson, Michael E. Maroone, Michael J. Short, and Jonathan P. Ferrando to participate in the Executive Incentive Plan. Under the terms of the Executive Incentive Plan, the Subcommittee set specific annual performance goals (while actual performance relative to the target remained substantially uncertain within the meaning of Section 162(m) of the Code) and established an objective formula for calculating the amount of the target awards for the participants. Bonus awards were payable based on a sliding scale based on our actual achievement relative to the predetermined goals, with the possibility that bonuses earned may exceed or be less than the targeted level. The Subcommittee had absolute “negative discretion” to eliminate or reduce the amount of any award under the Executive Incentive Plan. The target incentive award, as a percentage of base salary, assigned to our select named executive officers for 2008 were: Mike Jackson — 133 1/3%; Michael E. Maroone — 100%; Michael J. Short — 75%; and Jonathan P. Ferrando — 75%.

The performance goals that the Subcommittee established for 2008 under the Executive Incentive Plan for the executives named above — adjusted operating income per basic share (75% weight) of $3.28 and adjusted operating income as a percentage of gross margin (25% weight) of 21.5% — were the same as those the Committee established for 2008 under the AOP for all other corporate bonus plan participants, including Mr. Westfall, who was eligible to receive a target award as a percentage of his base salary of 45%. One hundred percent of the target award for each participant in the Executive Incentive Plan was based upon achievement of the predetermined performance goals.

For 2008, the performance goals were not met at the level necessary to achieve a bonus payout, and, as a result, the Subcommittee awarded no bonuses to Messrs. Jackson, Maroone, Short, and Ferrando under the Executive Incentive Plan, or to other corporate bonus plan participants, including Mr. Westfall, under the AOP. The Executive Incentive Plan was the only bonus program in which our named executive officers participated in 2008, other than Mr. Westfall who participated in the AOP only. As part of our retention efforts with respect to Mr. Jackson, a portion of the target bonus for Mr. Jackson in 2008 under the Executive Incentive Plan (equal to 33 1/3% of his base salary) would have been payable to him on a deferred basis in 2010 (without interest), subject to certain terms and conditions.

The following table sets forth certain information with respect to grants of awards to the named executive officers of the Company under our non-equity incentive plans and equity compensation plans during 2008. The grants include the 2008 annual stock option awards, cash incentive plan awards, and a restricted stock award to Mr. Westfall. We have not granted other stock or long-term cash incentive awards to our named executive officers.

			Estimated Future Payouts under
			Non-Equity Incentive Plan Awards(1)			All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise	Grant
						Number	Number of	or Base	Date Fair
						of Shares	Securities	Price of	Value of
						of Stock	Underlying	Option	Stock and
		Grant	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Award Type	Date	($)	($)	($)(2)	(#)(3)	(#)(3)	($/sh)	Awards(4)
Mike Jackson	Annual Option	7/30/08					271,067	10.17	1,230,644

	Annual Cash		287,500	1,533,333	5,000,000

Michael E. Maroone	Annual Option	7/30/08					216,946	10.17	984,935

	Annual Cash		187,500	1,000,000	5,000,000

Michael J. Short	Annual Option	7/30/08					163,012	10.17	740,074

	Annual Cash		78,891	420,750	5,000,000

Jonathan P. Ferrando	Annual Option	7/30/08					163,012	10.17	740,074

	Annual Cash		78,891	420,750	5,000,000

Kevin P. Westfall	Annual Option	7/30/08					16,292	10.17	73,966

	Annual RS	7/30/08				5,431			55,233

	Annual Cash		40,672	216,918	N/A

(1)	As disclosed above, these targets relate to the AOP and Executive Incentive Plan for 2008. No bonuses were awarded under these plans.

(2)	$5,000,000 is the maximum allowable bonus under the Executive Incentive Plan.

(3)	Awards made under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan.

(4)	Based on a FAS 123R value of $4.54 per share for options granted on July 30, 2008, and the closing price per share of our common stock on July 30, 2008 ($10.17) for shares of restricted stock granted to Kevin P. Westfall on July 30, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008

The following table sets forth certain information regarding equity-based awards held by our named executive officers as of December 31, 2008.

			Option Awards			Stock Awards
		Number of	Number of
		Securities	Securities			Number of	Market Value of
		Underlying	Underlying			Shares or Units	Shares or Units
		Unexercised	Unexercised	Option	Option	of Stock That	of Stock That
		Options	Options	Exercise Price	Expiration	Have Not Vested	Have Not Vested
Name	Grant Date(1)	(#) Exercisable	(#) Unexercisable	($)	Date	(#)	($)(2)
Mike Jackson(3)	8/5/2002	400,000	—	12.25	8/5/2012
	7/28/2003	321,000	—	17.00	7/28/2013
	7/27/2004	292,000	—	16.77	7/27/2014
	8/1/2005	219,000	73,000	21.59	8/1/2015
	7/31/2006	127,000	127,000	20.08	7/31/2016
	7/30/2007	68,798	206,397	19.21	7/30/2017
	7/30/2008	—	271,067	10.17	7/30/2018

Michael E. Maroone	1/6/1999	830,882	—	14.39	1/6/2009
	7/29/1999	276,961	—	13.26	7/29/2009
	8/1/2000	350,000	—	6.88	8/1/2010
	8/1/2000	500,000	—	6.88	8/1/2010
	7/25/2001	400,000	—	11.05	7/25/2011
	8/5/2002	320,000	—	12.25	8/5/2012
	7/28/2003	257,000	—	17.00	7/28/2013
	7/27/2004	233,800	—	16.77	7/27/2014
	8/1/2005	175,350	58,450	21.59	8/1/2015
	7/31/2006	101,500	101,500	20.08	7/31/2016
	7/30/2007	55,062	165,188	19.21	7/30/2017
	7/30/2008	—	216,946	10.17	7/30/2018

Michael J. Short	1/15/2007	50,000	150,000	21.56	1/15/2017
	7/30/2007	41,373	124,121	19.21	7/30/2017
	7/30/2008	—	163,012	10.17	7/30/2018

Jonathan P. Ferrando	7/28/2003	77,200	—	17.00	7/28/2013
	7/27/2004	175,600	—	16.77	7/27/2014
	8/1/2005	131,700	43,900	21.59	8/1/2015
	7/31/2006	87,800	87,800	20.08	7/31/2016
	7/30/2007	41,373	124,121	19.21	7/30/2017
	7/30/2008	—	163,012	10.17	7/30/2018

Kevin P. Westfall	7/28/2003	28,950	—	17.00	7/28/2013
	7/27/2004	35,100	—	16.77	7/27/2014
	8/1/2005	39,487	13,163	21.59	8/1/2015
	9/7/2005	18,750	6,250	20.94	9/7/2015
	7/31/2006	32,906	32,907	20.08	7/31/2016
	7/30/2007	12,405	37,215	19.21	7/30/2017
	7/30/2008	—	16,292	10.17	7/30/2018
	7/30/2008					5,431	53,658

(1)	Stock-based awards vest 25% per year over four years on the anniversary of the applicable grant date.

(2)	Based on the closing price per share of our common stock on December 31, 2008 ($9.88).

(3)	All of Mr. Jackson’s options have been transferred other than for value to a personal trust.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

The following table sets forth certain information regarding stock option exercises and vesting of restricted stock during 2008.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
Mike Jackson	—	—	—	—

Michael E. Maroone	—	—	—	—

Michael J. Short	—	—	—	—

Jonathan P. Ferrando	—	—	—	—

Kevin P. Westfall	—	—	—	—

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2008 regarding equity compensation plans approved and not approved by stockholders.

(C)
	(A)	(B)	Number of Securities Remaining
	Number of Securities to	Weighted-Average	Available for Future Issuance Under
	be Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column A)
Equity Compensation Plans Approved by Security Holders	14,609,148	$16.01	12,299,056(1)

Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	14,609,148	$16.01	12,299,056

(1)	Amount includes 10,645,824 million shares available under the AutoNation, Inc. 2008 Employee Equity and Incentive Plan (the “2008 Plan”). As of December 31, 2008, a maximum of 1,819,451 shares may be awarded as awards, other than options or stock appreciation rights, that are settled in shares under the 2008 Plan.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2008

The AutoNation Deferred Compensation Plan (“DCP”) affords a select group of management and highly compensated employees the opportunity to defer up to 75% of base salary and 90% of annual bonus and/or commissions on a pre-tax basis. In 2008, we also provided a 50% matching contribution, with vesting, up to the first $8,000 deferred to the DCP for certain participants including our named executive officers. Participants eligible for a matching contribution under the DCP were not eligible for the matching contribution in the AutoNation 401(k) plan. Effective January 1, 2009, we suspended matching contributions for both the DCP and the AutoNation 401(k) plan in light of the current economic conditions. Earnings on deferrals are based on “deemed” investments in funds, selected for inclusion in the DCP by us, investing in equity instruments or debt securities. The DCP provides daily processing of account transactions including participant deemed investment election changes. Additionally, the DCP provides for payment of vested deferrals and earnings upon separation from service, death, and disability as well as upon specified in-service payment dates selected by the participants. Participants may elect to receive payments upon specified in-service dates or upon separation from service in the form of lump sum payments or annual installments up to 10 years. Specified in-service date payments may be paid in a lump sum or in up to five annual installments. The DCP is intended to meet the requirements of Section 409A of the Code and other relevant provisions thereunder and related Treasury regulations.

			Aggregate
	Executive	AutoNation	Earnings (Loss)	Aggregate	Aggregate
	Contributions in	Contributions in	in Last Fiscal	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Year	Distributions	Fiscal Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
Mike Jackson(5)	—	—	—	—	—
Michael E. Maroone	196,154	4,000	(142,245)	—	258,125
Michael J. Short	10,000	—	(2,484)	—	7,516
Jonathan P. Ferrando	10,000	4,000	(15,265)	25,486	30,562
Kevin P. Westfall	69,201	4,000	(71,910)	—	129,704

(1)	Amounts included as part of “Salary” for 2008 in the “Summary Compensation Table.”

(2)	Matching contributions made in 2008 were based upon 2007 executive contributions, and are included as part of “All Other Compensation” for 2008 in the “Summary Compensation Table.”

(3)	Amounts not included in the “Summary Compensation Table.”

(4)	Amounts, other than (1) contributions reported in the “Executive Contributions in Last Fiscal Year” and “AutoNation Contributions in Last Fiscal Year” columns and (2) gains or losses not required to be reported in the “Summary Compensation Table,” have been previously reported as compensation to our named executive officers in the “Summary Compensation Table” included in our prior proxy statements.

(5)	Mr. Jackson did not participate in the DCP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation that would have been payable to each of our named executive officers under any contract, agreement, plan or arrangement with us that provides for payment(s) to such executive in the event of termination of such executive’s employment or a change in control of the Company, in each case assuming the termination or change in control occurred effective as of December 31, 2008, the last business day of our most recent fiscal year. The amount of compensation payable to each named executive officer upon “termination for cause,” “voluntary termination” (or “voluntary termination for good reason” and “voluntary termination without good reason”), “death or disability,” “retirement,” “involuntary termination without cause,” and “change in control,” as applicable, is shown below. We have prepared the tables based on the following general assumptions, and the tables should be considered in conjunction with the assumptions and the disclosures below the tables.

General Assumptions

Stock-Based Awards

In certain cases upon a termination or change in control, the vesting of unvested stock options and shares of restricted stock is accelerated. To determine the value of unvested stock options that would accelerate in such cases, we calculated the difference between (1) the exercise price of the unvested stock options that would accelerate and (2) the closing price per share of our common stock on December 31, 2008, which was $9.88. To determine the market value of unvested shares of restricted stock that would accelerate in such cases, we multiplied (x) the number of unvested shares of restricted stock that would accelerate by (y) $9.88.

As of December 31, 2008, all unvested stock options held by our named executive officers had an exercise price higher than $9.88. Accordingly, even though in certain cases unvested stock options held by our named executive officers would accelerate as discussed below, no value is attributed to such acceleration. Since vested stock options are already exercisable upon termination (except in the case of a termination for “cause”), no value is attributable in the tables to the extension of the exercise period for such vested options.

Benefits

Messrs. Jackson and Maroone are eligible for health and welfare benefits, including disability and life insurance, in connection with certain termination events, and in such events the tables below reflect our expense in connection with such executive’s elections.

Change in Control

We have not entered into any “change in control” agreements with any of our named executive officers. However, under our equity compensation plans, in the event of a “change in control” (as defined in our equity compensation plans and related agreements), all outstanding stock options held by such executive shall become immediately exercisable in full and, unless waived in advance of such change in control by our Board, such executive shall have the right to require us to pay, in cancellation of options, an amount equal to the product of (i) the excess of (a) the fair market value per share of the stock over (b) the option price times (ii) the number of shares of stock specified by such executive in a written notice to us. Additionally, in such case, all unvested shares of restricted stock shall immediately vest.

Restrictive Covenant Agreements

Our named executive officers have entered into restrictive covenants and other obligations as contained in various stock-based award agreements, confidentiality, non-solicitation/no-hire and non-compete agreements, and other similar agreements with us in connection with employment or the grant of stock-based awards. Generally, these restrictive covenants provide a restriction of one (1) year in which the named executive officer may not perform certain activities within specified geographic regions. The competitive activities include generally (i) participating or owning an interest in an entity engaged in the auto business (as defined in the applicable agreement) or any other business of the type and character engaged by us, (ii) employing any person that was employed by us within the prior six (6) months or seeking to induce any such person to leave his or her employment, (iii) soliciting any customer to patronize any business in competition with our business, or (iv) requesting or advising our customers or vendors to withdraw, curtail, or cancel their business with us. In certain cases, the receipt of post-termination payments by our named executive officers is conditioned upon their compliance with these restrictive covenants.

Receipt of Benefits

To the extent required in order to comply with Section 409A of the Code, certain payments that would otherwise be made during the six-month period immediately following the executive’s termination of employment may instead be paid on the first business day after the date that is six months following the executive’s “separation from service” within the meaning of Section 409A.

Description of Triggering Events

(1) Under our employment agreements with each of Messrs. Jackson and Maroone, termination for “cause” generally shall mean termination because of (i) the executive’s breach of any of his covenants contained in the applicable employment agreement, (ii) the executive’s failure or refusal to perform the duties and responsibilities required to be performed by the executive under the terms of the applicable employment agreement, (iii) the executive’s willfully engaging in illegal conduct or gross misconduct in the performance of his duties hereunder (provided, that no act or failure to act shall be deemed “willful” if done, or omitted to be done, in good faith and with the reasonable belief that such action or omission was in our best interest), (iv) the executive’s commission of an act of fraud or dishonesty affecting us or the commission of an act constituting a felony, or (v) the executive’s violation of our policies in any material respect.

(2) Under our equity compensation plans, termination for “cause” generally shall mean termination because of (i) the executive’s conviction for commission of a felony or other crime, (ii) the commission by the executive of any act against us constituting willful misconduct, dishonesty, fraud, theft or embezzlement, (iii) the executive’s failure, inability or refusal to perform any of the material services, duties or responsibilities required of him by us or to materially comply with the policies or procedures established from time to time by us, for any reason other than his illness or physical or mental incapacity, (iv) the executive’s dependence, as determined in good faith by us, on any addictive substance, including, but not limited to, alcohol or any illegal or narcotic drugs, (v) the destruction of or material damage to our property caused by the executive’s willful or grossly negligent conduct, and (vi) the willful engaging by the executive in any other conduct which is demonstrably injurious to us or our subsidiaries, monetarily or otherwise.

(3) Under our employment agreements with each of Messrs. Jackson and Maroone, termination by Messrs. Jackson or Maroone for “good reason” generally shall mean the occurrence of (i) a material change by us in the executive’s duties or responsibilities which would cause executive’s position to become of materially and substantially less responsibility and importance than those associated with his duties or responsibilities as of the date of the applicable employment agreement, or (ii) a material breach of the applicable employment agreement by us, which breach is not cured within ten days after written notice is received by us.

(4) Retirement (as defined in our equity compensation plans) generally shall mean the named executive officer’s termination of employment or other service from us or a subsidiary of ours after attainment of age 55 and completion of at least six years of service with us or a subsidiary of ours (disregarding any service with an entity prior to becoming a subsidiary or after ceasing to be a subsidiary).

(5) Change in Control (as defined in our equity compensation plans) generally shall mean if any person shall (i) acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power with respect to the election of directors of our issued and outstanding stock (except that no change in control shall be deemed to have occurred if the persons who were our stockholders immediately before such acquisition own all or substantially all of the voting stock or other interests of such person immediately after such transaction), or (ii) have the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the board. The stock option and restricted stock award agreements for the 2009 annual stock-based awards provide that neither (A) the acquisition by ESL of either (x) direct or indirect beneficial ownership of 50% or more of our common stock or (y) direct or indirect beneficial ownership of more than 50% of total combined voting power with respect to the election of directors of our outstanding common stock nor (B) ESL having the power to (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board, shall constitute a Change in Control with respect to any stock-based award under any AutoNation equity compensation plan.

Mike Jackson

		Voluntary	Voluntary			Involuntary
		Termination	Termination			Termination
	Termination	for Good	Without Good	Death or		Without	Change in
Mike Jackson	for Cause	Reason	Reason	Disability	Retirement	Cause	Control
Cash Severance	—	$1,150,000	—	—	—	$1,150,000	—
Deferred Bonus	—	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	—	—	—	—	—
Post-Separation Health Care	—	$20,005	—	—	—	$20,005	—

Termination for Cause

If we terminate Mr. Jackson’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Jackson on the date of termination, whether vested or unvested, will be cancelled.

Voluntary Termination for Good Reason

If Mr. Jackson terminates his employment with us for “good reason”, as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the pro-rata portion (based on the portion of the calendar year actually served by Mr. Jackson) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above would be made by us (by lump sum or otherwise) within 30 days following the termination, and payment of the amount due under clause (ii) above would be made by us (in lump sum) at the same time as year 2008 annual bonuses would have been paid to our bonus-eligible employees. (Since the assumed date of termination is year-end under our

Executive Incentive Plan, payment of the amount due under clause (ii) (which was $0 for 2008) is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” not “Cash Severance” in the table above.) Mr. Jackson and his dependents also will be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Jackson as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period). Moreover, all vested stock options held by Mr. Jackson will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination.

Voluntary Termination Without Good Reason

If Mr. Jackson terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination. Since Mr. Jackson is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph below.

Termination Due to Death or Disability

If Mr. Jackson’s employment is terminated due to death or disability (as defined in our equity compensation plans), all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Retirement

In the event of Mr. Jackson’s retirement, all options held by Mr. Jackson at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Involuntary Termination Without Cause

If we terminate Mr. Jackson’s employment without “cause,” as long as Mr. Jackson is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the “Voluntary Termination for Good Reason” paragraph above.

Material Conditions and Obligations

Mr. Jackson will be subject to the restrictive covenant agreements described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — General Assumptions — Restrictive Covenant Agreements.”

Michael E. Maroone

		Voluntary	Voluntary			Involuntary
		Termination	Termination			Termination
Michael E.	Termination	for Good	Without Good	Death or		Without	Change in
Maroone	for Cause	Reason	Reason	Disability	Retirement	Cause	Control
Cash Severance	—	$1,000,000	—	—	—	$1,000,000	—
Acceleration of Unvested Stock Options	—	—	—	—	—	—	—
Post-separation Health Care	—	$18,367	—	—	—	$18,367	—

Termination for Cause

If we terminate Mr. Maroone’s employment for “cause,” he is not entitled to any payments triggered by the termination, and options held by Mr. Maroone on the date of termination, whether vested or unvested, will be cancelled.

Voluntary Termination for Good Reason

If Mr. Maroone terminates his employment with us for “good reason,” as long as Mr. Maroone is in compliance with the restrictive covenants and confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive an amount equal to: (i) the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as (ii) the pro-rata portion (based on the portion of the calendar year actually served by Mr. Maroone) of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Payment of the amount due under clause (i) above will be made by us (by lump sum or otherwise) within 30 days following the termination, and payment of the amount due under clause (ii) above will be made by us (in lump sum) at the same time as year 2008 annual bonuses would have been paid to our bonus-eligible employees. (Since the assumed date of termination is year-end under our Executive Incentive Plan, payment of the amount due under clause (ii) (which was $0 for 2008) is reflected under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table,” not “Cash Severance” in the table above.) Also, Mr. Maroone and his dependents will also be entitled to continue to participate in our group health and welfare benefit plans for a period of 18 months following the termination at the same cost to Mr. Maroone as provided to him prior to termination (or we will procure and pay for comparable benefits during such time period). Moreover, all vested stock options held by Mr. Maroone will survive and be exercisable for the remainder of their initial ten-year term, and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination.

Voluntary Termination Without Good Reason

If Mr. Maroone terminates his employment with us without “good reason,” he is not entitled to any payments triggered by the termination. Since Mr. Maroone is eligible for “retirement” (as defined in our equity compensation plans), he would be entitled to the benefit described in the “Retirement” paragraph below.

Termination Due to Death or Disability

If we terminate Mr. Maroone’s employment due to death or disability (as defined in our equity compensation plans), all options held by Mr. Maroone at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Retirement

In the event of Mr. Maroone’s retirement, all options held by Mr. Maroone at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Involuntary Termination Without Cause

If we terminate Mr. Maroone’s employment without “cause,” as long as Mr. Maroone is in compliance with the restrictive covenants and the confidentiality provision of his employment agreement and signs a reasonable and mutually acceptable severance agreement (including a release and a covenant of reasonable cooperation), he will be entitled to receive the same payments and other benefits as described in the “Voluntary Termination for Good Reason” paragraph above.

Material Conditions and Obligations

Mr. Maroone will be subject to the restrictive covenant agreements described under “Executive Compensation – Potential Payments Upon Termination or Change in Control – General Assumptions – Restrictive Covenant Agreements.”

Michael J. Short

Involuntary
Termination
Michael J.	Termination	Voluntary	Death or		Without	Change in
Short	for Cause	Termination	Disability	Retirement	Cause	Control
Cash Severance	—	—	—	—	$841,500	—
Acceleration of Unvested Stock Options	—	—	—	—	—	—
Post-Separation Health Care	—	—	—	—	—	—

Jonathan P. Ferrando

Involuntary
Termination
Jonathan P.	Termination	Voluntary	Death or		Without	Change in
Ferrando	for Cause	Termination	Disability	Retirement	Cause	Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options	—	—	—	—	—	—
Post-Separation Health Care	—	—	—	—	—	—

Kevin P. Westfall

Involuntary
Termination
Kevin P.	Termination	Voluntary	Death or		Without	Change in
Westfall	for Cause	Termination	Disability	Retirement	Cause	Control
Cash Severance	—	—	—	—	—	—
Acceleration of Unvested Stock Options and Shares of Restricted Stock	—	—	—	—	—	$53,658
Post-Separation Health Care	—	—	—	—	—	—

Termination for Cause

If we terminate Messrs. Short’s, Ferrando’s, or Westfall’s employment for “cause,” they are not entitled to any payments triggered by the termination and options held by such executive on the date of termination, whether vested or unvested, will be cancelled.

Voluntary Termination

If Messrs. Short, Ferrando, or Westfall voluntarily terminate their employment for any reason, they are not entitled to any payments triggered by the termination and options held by such executive, to the extent exercisable on the date of termination, shall remain exercisable until the earlier of the expiration date of the options or sixty (60) days following the date of termination.

Termination Due to Death or Disability

If Messrs. Short’s, Ferrando’s, or Westfall’s employment is terminated because of death or disability (as defined in our equity compensation plans), they are not entitled to any payments triggered by the termination, and options held by such executive at the time of termination shall become immediately vested and exercisable in full and shall remain exercisable until the earlier of the expiration date of the option or the third anniversary of the date of termination.

Retirement

In the event of Messrs. Short’s, Ferrando’s, or Westfall’s retirement, they will be entitled to receive the same payments and other benefits as described under the section “Voluntary Termination” above.

Involuntary Termination Without Cause

If we terminate Messrs. Ferrando’s or Westfall’s employment without “cause,” they are not entitled to any payments triggered by the termination, and options held by them, to the extent exercisable on the date of termination, shall remain exercisable until the earlier of the expiration date of the options or 60 days following the date of the termination. Mr. Short’s employment letter dated December 27, 2006, provides that in the event of a termination on or prior to January 15, 2009 for any reason other than “cause,” death, or disability, he is entitled to receive an amount equivalent to 18 months of his annual base salary, less applicable withholdings. If Mr. Short’s employment is terminated without “cause” in the future, he will not be entitled to any payments triggered by the termination, and any options held by him, to the extent exercisable on the date of termination, will remain exercisable until the earlier of the expiration date of the options or 60 days following the date of termination.

Material Conditions and Obligations

Messrs. Short, Ferrando and Westfall will be subject to the restrictive covenant agreements described under “Executive Compensation – Potential Payments Upon Termination or Change in Control – General Assumptions – Restrictive Covenant Agreements.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2008, Messrs. Brown, Burdick, Crowley, and Migoya and Ms. Goodman served on our Compensation Committee. Please refer to “Corporate Governance — Does the Board have a written policy with regard to related party transactions?” above for a description of certain transactions we entered into since January 1, 2008 in which Mr. Crowley may have an indirect material interest. None of our Compensation Committee members has ever been an officer or employee of AutoNation or any of our subsidiaries and none of our executive officers has served on the compensation committee or board of directors of any company, one of whose executive officers served on our Board or our Compensation Committee.

EMPLOYMENT AGREEMENTS

We have entered into employment agreements with Mike Jackson and Michael E. Maroone and an employment letter with Michael J. Short. Summaries of these employment agreements and other employment arrangements are set forth below.

Mike Jackson. On July 25, 2007, we entered into an employment agreement with Mr. Jackson pursuant to which he serves as our Chairman and Chief Executive Officer. The agreement, which expires on September 24, 2010 (subject to earlier termination in certain circumstances), effectively extends Mr. Jackson’s prior employment agreement and provides for a continuation of his base salary of $1,150,000 per year, subject to future increases as determined by the Compensation Committee (or the Executive Compensation Subcommittee, as applicable). Mr. Jackson’s employment agreement also provides for his participation in the AutoNation, Inc. Senior Executive Incentive Bonus Plan, with bonus eligibility (which shall be no less than 133 1/3% of his base salary) and performance objectives as established by the Executive Compensation Subcommittee during the first quarter of each year. A portion of the bonus awards under the AutoNation, Inc. Senior Executive Incentive Bonus Plan are payable to Mr. Jackson on a deferred basis (without interest), subject to certain terms and conditions. The agreement provides that Mr. Jackson will participate in our stock option program during each year of his employment at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if we terminate Mr. Jackson’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equal to the sum of his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment, as well as the pro rata portion of his annual bonus to which he would have been entitled had his employment not been terminated, to the extent applicable performance targets are met. Additionally, if we terminate Mr. Jackson’s employment without cause or if he terminates employment for good reason, all vested stock options held by him will survive and be exercisable for the remainder of their initial ten-year term and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The agreement also contains non-competition covenants and provides that Mr. Jackson is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

Michael E. Maroone. On July 25, 2007, we entered into an employment agreement with Michael E. Maroone pursuant to which he serves as our President and Chief Operating Officer. The agreement, which expires on December 31, 2010 (subject to earlier termination in certain circumstances), effectively extends Mr. Maroone’s prior employment agreement and provides for a continuation of his base salary of $1,000,000 per year, subject to future increases as determined by the Compensation Committee (or the Executive Compensation Subcommittee, as applicable). The employment agreement also provides for Mr. Maroone’s participation in the AutoNation, Inc. Senior Executive Incentive Bonus Plan, with bonus eligibility (which shall be no less than 100% of his base salary) and performance objectives as established by the Executive Compensation Subcommittee during the first quarter of each year. The agreement provides that Mr. Maroone will participate in our stock option program during each year of his employment at the discretion of the Executive Compensation Subcommittee. Under the terms of the agreement, if we terminate Mr. Maroone’s employment for any reason other than “cause,” or if he terminates his employment with us for “good reason” (each as defined in the employment agreement), he is entitled to receive an amount equivalent to his then-current annual base salary plus annual bonus awarded to him in the calendar year prior to such termination of his employment. In such circumstances, Mr. Maroone would also be entitled to receive the pro rata portion of his annual performance bonus applicable to the period prior to the termination of his employment, provided that the applicable performance targets are met. Additionally, if we terminate Mr. Maroone’s employment without cause or if he terminates employment for good reason, all vested stock options held by him will survive and be exercisable for the remainder of their initial ten-year term and all unvested stock options held by him will immediately vest on such termination and will survive and be exercisable for one year following such termination. The agreement also contains non-competition covenants and provides that Mr. Maroone is entitled to certain benefits during his employment, including limited personal use of our corporate aircraft.

Michael J. Short. On December 27, 2006, we entered into an employment letter with Michael J. Short pursuant to which he serves as our Executive Vice President and Chief Financial Officer. Our letter with Mr. Short provides for Mr. Short’s employment with us at an annual base salary of $525,000. Pursuant to the letter, on January 15, 2007, his start date with us, he received 200,000 options to purchase shares of our common stock at an exercise price of $21.56 per share, the closing price of our common stock on Friday, January 12, 2007, the trading day preceding the grant date. Mr. Short’s employment letter dated December 27, 2006, provides that in the event of a termination on or prior to January 15, 2009 for any reason other than “cause,” death, or disability, he is entitled to receive an amount equivalent to 18 months of his annual base salary, less applicable withholdings. In February 2008, the Committee increased Mr. Short’s base salary by $36,000 to $561,000.

Audit Committee Report

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

During 2008, the Audit Committee consisted of Robert R. Grusky (Chair), Carlos A. Migoya, Robert J. Brown (until May 7, 2008), and Kim C. Goodman. On February 5, 2008, Robert J. Brown informed the Board of Directors that he planned to retire from the Board and that therefore he would not stand for re-election to the Board at the 2008 Annual Meeting. Mr. Brown continued to serve on the Audit Committee until the date of the 2008 Annual Meeting. Effective January 1, 2009, the Board appointed David B. Edelson as a member of the Audit Committee.

The charter under which the Audit Committee operates is available at http://corp.autonation.com/investors/. The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of the New York Stock Exchange, our Audit Committee Charter and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that each of Mr. Grusky and Mr. Edelson is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing AutoNation’s financial reporting, audit processes, systems of internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual financial statements. KPMG LLP, AutoNation’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of AutoNation in conformity with generally accepted accounting principles in the United States. KPMG LLP also is responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of AutoNation’s independent registered public accounting firm and, if we deem appropriate in our sole discretion, terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of AutoNation’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and KPMG LLP. Management advised us that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and we reviewed and discussed the consolidated financial statements and key accounting and reporting issues with management and KPMG LLP, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the Securities and Exchange Commission. We discussed with KPMG LLP matters deemed significant by KPMG LLP, including those matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and reviewed a letter from KPMG LLP disclosing such matters.

KPMG LLP also provided us with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with KPMG LLP matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the letter, KPMG LLP confirmed its independence, and we determined that the KPMG LLP’s provision of non-audit services to AutoNation is compatible with maintaining their independence. We also reviewed a report by KPMG LLP describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality-control review or external peer review or inspection performed by the Public Company Accounting Oversight Board.

Based on our review with management and KPMG LLP of AutoNation’s audited consolidated financial statements and the KPMG LLP’s report on such financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board of Directors that the audited consolidated financial statements be included in AutoNation’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee:

Robert R. Grusky (Chair)
David B. Edelson
Kim C. Goodman
Carlos A. Migoya

Independent Registered Public Accounting Firm

AUDIT FEES

The following table sets forth: (i) the aggregate fees billed for professional services rendered by KPMG LLP for the audits of our financial statements and internal control over financial reporting for years 2008 and 2007; and (ii) the aggregate fees billed in 2008 and 2007 by KPMG for our use of KPMG’s on-line technical research service:

Fee Category	2007	2008

Audit Fees	$2,761,400	$2,664,400
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	1,500	1,500

Total Fees	2,762,900	2,665,900

Ratio of Tax and All Other Fees to Audit and Audit-Related Fees	0.00:1	0.00:1
Percentage of Aggregate Fees which were Audit or Audit Related	100%	100%

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

Our Audit Committee’s policies require pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm other than services permitted under the de minimus exception under applicable Securities and Exchange Commission rules (which are approved by our Audit Committee prior to our independent registered public accounting firm’s completion of its annual audit). Under our Audit Committee’s policies, pre-approval generally is detailed as to the particular service or category of services and is subject to a specific budget. Under our Audit Committee’s policies, all tax planning services and services that do not constitute audit, audit-related, or tax-compliance services are subject to a formal bidding process and may not be provided by our independent registered public accounting firm unless our Audit Committee concludes that such services may be provided most effectively or economically by our independent registered public accounting firm and that the independence of our registered public accounting firm would not be affected adversely by the provision of such services. Our Audit Committee has delegated to its Chair the authority to approve, within guidelines and limits established by the Committee, specific services to be provided by our independent registered public accounting firm and the fees to be paid. Any such approval must be reported to the Audit Committee at the next scheduled meeting. As required by Section 10A of the Exchange Act, our Audit Committee pre-approved all audit and non-audit services provided by our independent registered public accounting firm during 2008, and the fees paid for such services.

Proposal 2: Ratification of the Selection
of Our Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2009. KPMG LLP has served us in this capacity since May 6, 2003. If the selection of KPMG LLP as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm, and may do so at any time at its discretion. A representative of KPMG LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.

Our Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for us and our subsidiaries for the year ending December 31, 2009.

Proposal 3: Stockholder Proposal

The stockholder proposal set forth below was submitted to the Company by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of “at least 750” shares of our common stock. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. Mr. Chevedden has advised the Company that he intends to present the following resolution at our Annual Meeting. However, it should be noted that although Mr. Chevedden has attempted to make, or made, stockholder proposals to the Company every year since 2001, he has never personally attended an annual meeting to present one of his proposals. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.

“3 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of John Chevedden

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

This proposal topic is believed to have received majority support from independent AutoNation shareholders in 2007. Fidelity and Vanguard supported a shareholder right to call a special meeting. Governance ratings services, including The Corporate Library and Governance Metrics International, took special meeting rights into consideration when assigning company ratings.

This proposal topic also won impressive support at the following companies based on 2008 yes and no votes:

International Business Machines (IBM)	56%	Emil Rossi (Sponsor)
Merck (MRK)	57%	William Steiner
Kimberly-Clark (KMB)	61%	Chris Rossi
Occidental Petroleum (OXY)	66%	Emil Rossi
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	Our nomination committee was made up of only one person, Principal Shareholder William Crowley/ESL Investments, Inc.

•	William Crowley was also 50% of our executive pay committee.
•	William Crowley received our greatest withheld (no) votes.
•	The amount of our CEO’s “All Other Compensation” questioned our board’s ability to ensure that the executive pay process was sufficiently performance-related according to The Corporate Library www.thecorporatelibrary.com, an independent investment research firm.
•	Our company’s current ownership profile acted as an inherently strong deterrent to hostile takeover according to The Corporate Library.
•	Insiders held 37% of our stock.
•	Yet our management had resorted to spending unnecessary money to influence shareholder votes.
•	We did not have an Independent Chairman or even a Lead Director - Independence concerns.
•	We had no shareholder right to Cumulative voting.
•	Our 2008 annual meeting was less than 15-minutes.
•	The editorial practices in the 2007 and 2008 annual meeting proxy lead to the question of whether it was professionally proofread.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings -
Yes on 3”

Our Board of Directors recommends a vote AGAINST this stockholder proposal.

Under our by-laws, a special meeting of stockholders may be called at any time by the Board of Directors. This by-law provision conforms to the requirements of the Delaware General Corporation Law, and is an appropriate corporate governance provision because it

•	enables the orderly conduct of our business,

•	affords the Board of Directors ample notice and opportunity to respond to proposals, and

•	allows our directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of stockholders to convene a special meeting.

The Board does not believe it is appropriate to enable holders of only ten percent (a small minority of stockholders) of our common stock to have an unlimited ability to call special meetings for any purpose at any time. Enabling the holders of only ten percent of the Company’s outstanding stock to call special meetings could subject the Company and the Board to disruption from stockholder activists or special interest groups with an agenda not in the best interests of the Company or long-term stockholders. Additionally, special meetings could impose substantial administrative and financial burdens on the Company and could significantly disrupt the conduct of the Company’s business.

For a Company with as many stockholders as AutoNation, a special meeting of stockholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, and printing and mailing costs. Additionally, preparing for stockholder meetings requires significant time and attention of the Board of Directors, members of senior management and significant employees, diverting their attention away from performing their primary function which is to operate the business of the Company in the best interests of our stockholders. Calling special meetings of stockholders is not a matter to be taken lightly, and special meetings should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.

Because each director is elected annually, our directors are already accountable to the Company’s stockholders. The Board also believes that the current timing and process set forth in our by-laws to allow stockholders to submit a proposal and bring a matter to an annual meeting for a vote is an effective means for stockholders to voice their concerns, as well as an efficient use of the Company’s resources. The timing and process to submit a proposal for the 2010 annual meeting is described on page 53 of this proxy statement. Furthermore, our by-laws permit stockholders to act by written consent at any time in lieu of a meeting.

At the 2007 Annual Meeting of Stockholders, Mr. Chevedden presented a similar stockholder proposal which was soundly rejected by stockholders with approximately 67% of the shares that voted voting against it. At the 2008 Annual Meeting of Stockholders, Mr. Chevedden presented a stockholder proposal to give any holder of our common stock the ability to call a special meeting and that proposal was soundly rejected by stockholders with approximately 82% of the shares that voted voting against it.

We also note that Mr. Chevedden, a purported owner of “at least 750” shares of our common stock and a stockholder proponent that sends out stockholder proposals to a large number of companies every year, has been sending stockholder proposals to the Company since 2001, none of which have received a majority stockholder vote. Instead, each time one of his stockholder proposals has been presented at an annual meeting of AutoNation stockholders, our stockholders have soundly rejected it. Further, at each of the last three annual meetings of AutoNation stockholders, rather than presenting the stockholder proposal himself, a representative of the International Association of Machinists and Aerospace Workers (the “Machinists”) presented the stockholder proposal from Mr. Chevedden on his behalf. It is not clear to us what the nature of Mr. Chevedden’s relationship is with the Machinists or what his or the Machinists’ motivations are in making stockholder proposals, but we do know that the Machinists have been attempting to organize automotive dealership service technicians, including some of ours, for many years. While we do not ascribe improper motivations to Mr. Chevedden or the Machinists, we do not believe it is appropriate to make stockholder proposals based on personal or special interests – such as a desire to organize Company employees – or grievances against the Company that are not shared by stockholders at large.

For the foregoing reasons, your Board of Directors recommends a vote AGAINST this stockholder proposal.

Proposal 4: Stockholder Proposal

The proposal set forth below was submitted to the Company by the International Brotherhood of Electrical Workers’ Pension Benefit Fund (referred to as the “Fund”), 900 Seventh Street, NW, Washington, D.C. 2001, a purported owner of “more than $2,000” in market value of our common stock. The Fund’s proposal is printed below verbatim, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. The Fund has advised the Company that it intends to present the following resolution at our Annual Meeting. The Company is not responsible for the contents of this proposal or the supporting statement. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.

“RESOLVED: The shareholders of AutoNation Incorporated (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director – as defined by the rules of the New York Stock Exchange (“NYSE”) – be its Chairman of the Board of Directors. The amended by laws should specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders, and (b) that compliance is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

The wave of corporate scandals at such companies as Enron, WorldCom and Tyco resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

We also believe that it is worth noting that many of the companies that were embroiled in the financial turmoil stemming from the recent crisis in the subprime mortgage market (Bank of America, Bear Stearns, Citigroup, Countrywide, Lehman Brothers, Merrill Lynch, Morgan Stanley, Wachovia and Washington Mutual) did not have an independent Chairman of the Board of Directors.

We respectfully urge the board of our Company to change its corporate governance structure by having an independent director serve as its Chairman.”

Our Board of Directors recommends a vote AGAINST this stockholder proposal.

Under our by-laws, the Board has the flexibility to determine whether it is in the best interests of our stockholders and the Company to separate or combine the roles of the Chairman of the Board and Chief Executive Officer at any point in time. This proposal would remove this flexibility and narrow the governance arrangements that the Board may consider, which could be contrary to the best interests of our stockholders. The Board believes that it should be permitted to use its business judgment to decide who is the best person to serve as Chairman of the Board, based on what is in the best interests of AutoNation at a given point in time, taking into account, among other things, the composition of the Board and the issues facing AutoNation.

Our Board is stockholder-oriented – 47% of our outstanding shares of common stock are held by our directors or entities related to our directors – and focused on the best interests of our stockholders. Furthermore, we have adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company. For example, our independent directors meet in executive session. Seventy-five percent of our directors are “independent” under NYSE listing standards and AutoNation’s corporate governance guidelines. Additionally, the Audit Committee, the Compensation Committee, the Executive Compensation Subcommittee, and the Corporate Governance and Nominating Committee are each comprised solely of independent directors.

For the foregoing reasons, your Board of Directors recommends a vote AGAINST this stockholder proposal.

Other Matters

We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Messrs. Jackson and Ferrando will vote as recommended by our Board of Directors or, if no recommendation is given, in accordance with their judgment. Messrs. Jackson and Ferrando were designated to be your proxies by our Board of Directors.

Stockholder Proposals for Next Year’s Annual Meeting

As more specifically provided in our by-laws, no business may be brought before an Annual Meeting unless it is specified in the notice of the Annual Meeting or is otherwise brought before the Annual Meeting by or at the direction of our Board of Directors or by a stockholder entitled to vote who has delivered proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s Annual Meeting. Accordingly, any stockholder proposal to be considered at the 2009 Annual Meeting of Stockholders, including nominations of persons for election to our Board, generally must be properly submitted to us not earlier than January 6, 2010 nor later than February 5, 2010. Detailed information for submitting stockholder proposals or nominations of director candidates will be provided upon written request to the Secretary of AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. These requirements are separate from the Securities and Exchange Commission’s requirements that a stockholder must meet in order to have a stockholder proposal included in our Proxy Statement for the 2010 Annual Meeting of Stockholders.

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2010 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary not later than November 23, 2009.

Householding; Availability of Annual Report and Proxy Statement

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs.

Certain of our stockholders whose shares are held in street name and who have consented to householding will receive only one Notice or set of proxy materials per household. If you would like to receive a separate Notice or set of proxy materials in the future, or if your household is currently receiving multiple copies of the same items and you would like to receive only a single copy at your address in the future, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717 or by telephone at 1-800-542-1061 and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.

If you would like to receive an additional copy of our 2008 Annual Report or this proxy statement, please contact our Investor Relations by mail at Investor Relations, AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, FL 33301 or by telephone at (954) 769-7339. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 6, 2009. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/an • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below. 1. Election of Directors: 01 — Mike Jackson 02 — Rick L. Burdick 03 — William C. Crowley 04 — David B. Edelson 05 — Kim C. Goodman 06 — Robert R. Grusky 07 - Michael E. Maroone 08 — Carlos A. Migoya + Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the 01 02 03 04 05 06 07 08 corresponding numbered box(es) to the right. Mark here to WITHHOLD vote from all nominees The Board of Directors recommends a vote FOR Proposal 2. The Board of Directors recommends a vote AGAINST Proposals 3 and 4. For Against Abstain For Against Abstain 2. Ratification of the selection of KPMG LLP as the Company’s 3. Adoption of stockholder proposal regarding special meetings. independent registered public accounting firm for 2009. 4. Adoption of stockholder proposal regarding an independent Board chairman. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below `Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

2009 Annual Meeting of AutoNation, Inc. Stockholders Wednesday, May 6, 2009, 9:00 A.M. Eastern Time AutoNation Tower 110 S.E. 6th Street Fort Lauderdale, Florida 33301 Upon arrival, please present this admission ticket and photo identification at the registration desk. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — AutoNation, Inc. This proxy is solicited on behalf of the Board of Directors Mike Jackson and Jonathan P. Ferrando, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on May 6, 2009, or any postponements or adjournments thereof, as indicated on the reverse side. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009, AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL REGARDING SPECIAL MEETINGS, AND AGAINST THE ADOPTION OF THE STOCKHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN. As to any other matter, the proxy holders shall vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion. The undersigned hereby acknowledges receipt of the Proxy Statement and the Annual Report for the fiscal year ended December 31, 2008 furnished herewith. PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED POSTAGE-PAID ENVELOPE. (Continued and to be signed on reverse side)